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Exhibit (a)(1)(A)

Offer To Purchase For Cash
All Outstanding Shares of Common Stock

of

Symmetricom, Inc.

at

$7.18 NET PER SHARE

by

PETT Acquisition Corp.

a wholly owned subsidiary of

Microsemi Corporation

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
NEW YORK CITY TIME, AT THE END OF NOVEMBER 25, 2013, UNLESS THE OFFER IS EXTENDED.

        The Offer is being made pursuant to an Agreement and Plan of Merger, dated October 21, 2013 (the "Merger Agreement"), by and among Microsemi Corporation ("Parent" or "Microsemi"), PETT Acquisition Corp. ("Purchaser") and Symmetricom, Inc. (the "Company"). Purchaser is offering to purchase in a cash tender offer (the "Offer") all outstanding shares of common stock, par value $0.0001 per share, of the Company (the "Company Shares"), at a price of $7.18 per Company Share, net to the selling stockholder in cash, without interest and less any required withholding taxes, upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal (as defined below). The Offer is conditioned upon, among other things, (i) satisfaction of the Minimum Condition (as defined below), and (ii) the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the receipt of any other material consent or approvals of any governmental authority. The term "Minimum Condition" is defined in Section 15—"Conditions of the Offer" and generally requires that there has been validly tendered and not withdrawn prior to the expiration date for the Offer (as it may have been extended or re-extended pursuant to the Merger Agreement, the "Expiration Date") at least that number of Company Shares (other than Company Shares tendered by guaranteed delivery where actual delivery has not occurred) when added to any Company Shares already owned by Parent or any of its controlled subsidiaries, if any, equal to a majority of the sum of the then outstanding Company Shares plus (without duplication) a number equal to the number of Company Shares issuable upon the vesting (including vesting solely as a result of the consummation of the Offer) or conversion of all then outstanding convertible securities or upon the settlement or exercise of all then outstanding options, warrants or rights with an exercise price below the price per Company Share payable in the Offer, including the Company's then outstanding restricted stock units (the "Company RSUs") and options to purchase one or more Company Shares (the "Company Stock Options"). The Offer is also subject to other important conditions set forth in this Offer to Purchase. See Section 15—"Conditions of the Offer."

        The Board of Directors of the Company (the "Company Board") has unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby, including each of the Offer and the merger of Purchaser with and into the Company with the Company surviving the merger as a wholly owned subsidiary of Parent (the "Merger"), are advisable, fair to, and in the best interests of, the Company and its stockholders; (ii) approved and adopted the Offer, Merger, Merger Agreement and all other transactions contemplated by the Merger Agreement; and (iii) subject to the terms of the Merger Agreement, recommended that holders of Company Shares accept the Offer, tender their Company Shares pursuant to the Offer and (if required by applicable Delaware law) vote in favor of the adoption of the Merger Agreement and the approval of the transactions contemplated thereby, including the Merger.

IMPORTANT

        Any stockholder of the Company wishing to tender Company Shares in the Offer must (i) complete and sign the letter of transmittal (or a facsimile thereof) that accompanies this Offer to Purchase (the "Letter of Transmittal") in accordance with the instructions in the Letter of Transmittal and mail or deliver the Letter of Transmittal and all other required documents to the Depositary (as defined below) together with certificates representing the Company Shares tendered or follow the procedure for book-entry transfer set forth in Section 3—"Procedures for Accepting the Offer and Tendering Company Shares" or (ii) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for the stockholder. A stockholder whose Company Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such person if such stockholder wishes to tender such Company Shares.

        Any stockholder of the Company who wishes to tender Company Shares and cannot deliver certificates representing such Company Shares and all other required documents to the Depositary on or prior to the Expiration Date or who cannot comply with the procedures for book-entry transfer on a timely basis may tender such Company Shares pursuant to the guaranteed delivery procedure set forth in Section 3—"Procedures for Accepting the Offer and Tendering Company Shares."

        Questions and requests for assistance may be directed to the Information Agent (as defined below) or the Dealer Manager (as defined below) at their addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery (as defined below) and other related materials may also be obtained from the Information Agent or the Dealer Manager. Stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee for copies of these documents.

The Dealer Manager for the Offer is:

Georgeson Securities Corporation

October 28, 2013

 SUMMARY TERM SHEET

        PETT Acquisition Corp., a wholly owned subsidiary of Microsemi, is offering to purchase in a cash tender offer (the "Offer") all outstanding shares of common stock, par value $0.0001 per share, of the Company (the "Company Shares"), for $7.18 per Company Share, net to the selling stockholder in cash, without interest and less any required withholding taxes, upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal. The following are answers to some of the questions you, as a stockholder of the Company, may have about the Offer. We urge you to read carefully the remainder of this Offer to Purchase and the Letter of Transmittal and the other documents to which we have referred you because this summary may not contain all of the information that is important to you. Additional important information is contained in the remainder of this Offer to Purchase and the Letter of Transmittal. Unless otherwise indicated or the context otherwise requires, all references to "we", "us" and "our" refer to PETT Acquisition Corp.

Who is offering to buy my securities?

        We are PETT Acquisition Corp., a Delaware corporation formed for the purpose of making this Offer. We are a wholly owned subsidiary of Microsemi. See the "Introduction" to this Offer to Purchase and Section 8—"Certain Information Concerning Parent and Purchaser."

What are the classes and amounts of securities sought in the Offer?

        We are seeking to purchase all of the outstanding shares of common stock, par value $0.0001 per share, of the Company. See the "Introduction" to this Offer to Purchase and Section 1—"Terms of the Offer."

How much are you offering to pay? What is the form of payment? Will I have to pay any fees or commissions?

        We are offering to pay $7.18 per Company Share, net to you in cash, without interest and less any required withholding taxes. If you are the record owner of your Company Shares and you directly tender your Company Shares to us in the Offer, you will not have to pay brokerage fees or similar expenses. If you own your Company Shares through a broker, banker or other nominee, and your broker tenders your Company Shares on your behalf, your broker, banker or other nominee may charge you a fee for doing so. You should consult your broker, banker or other nominee to determine whether any charges will apply. See the "Introduction" to this Offer to Purchase.

Do you have the financial resources to make payment?

        Yes. Microsemi, our parent company, will provide us with sufficient funds to purchase all Company Shares validly tendered in the Offer and not validly withdrawn and to provide funding for our Merger with the Company, which is expected to follow the successful completion of the Offer in accordance with the terms and conditions of the Merger Agreement. The Offer is not subject to a financing condition. Microsemi intends to provide us with the necessary funds from credit facilities for which we have received a commitment letter, alternative financing or cash on hand. See Section 9—"Source and Amount of Funds."

Is your financial condition relevant to my decision to tender my Company Shares in the Offer?

        No. We do not think our financial condition is relevant to your decision of whether to tender Company Shares and accept the Offer because:

  •
  the Offer is being made for all outstanding Company Shares solely for cash;

  •
  we, through our parent company, Microsemi, will have sufficient funds available to purchase all Company Shares validly tendered in the Offer and not validly withdrawn in light of Microsemi's financial capacity in relation to the amount of consideration payable;

  •
  the Offer is not subject to any financing condition; and

  •
  if we consummate the Offer, we expect to acquire any remaining Company Shares for the same cash price in the Merger.

        See Section 9—"Source and Amount of Funds."

How long do I have to decide whether to tender my Company Shares in the Offer?

        Unless we extend the Offer, you will have until 12:00 midnight, New York City time, at the end of November 25, 2013 to tender your Company Shares in the Offer. Furthermore, if you cannot deliver everything required to make a valid tender by that time, you may still participate in the Offer by using the guaranteed delivery procedure that is described later in this Offer to Purchase prior to that time. See Section 1—"Terms of the Offer" and Section 3—"Procedures for Accepting the Offer and Tendering Company Shares."

Can the Offer be extended and under what circumstances?

        Yes. We have agreed in the Merger Agreement that we shall, subject to certain conditions, extend the Offer on one (1) or more occasions, if on any then-scheduled expiration date of the Offer any of the conditions to our obligation to accept for payment and pay for the Company Shares validly tendered in the Offer are not satisfied or waived for such period of time as Purchaser reasonably determines to be necessary to permit such offer conditions to be satisfied or waived.

        In no event will these extension provisions extend the Offer beyond the "Outside Date" (which is defined in the Merger Agreement as January 31, 2014; provided, however, that the "Outside Date" shall be automatically extended until May 31, 2014 if all of the conditions to the Offer are satisfied or waived (if applicable) as of January 31, 2014 other than the Minimum Condition and the condition requiring certain regulatory approvals).

        See Section 1—"Terms of the Offer" for more details on our obligation and ability to extend the Offer and Section 11—"The Transaction Documents" for more details about the Outside Date.

Can the Offer be extended after Purchaser has accepted and paid for Company Shares?

        Yes. Under limited circumstances, we are permitted to (but not obligated to) provide for a single subsequent offering period in accordance with Rule 14d-11 under the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the "Exchange Act") of at least three business days and not more than 20 business days. We are not permitted to provide for a subsequent offering period if the Merger can be effected pursuant to Section 251(h) of the Delaware General Corporation Law, as amended ("DGCL") or Section 253 of the DGCL. A subsequent offering period is different from an extension of the Offer. During a subsequent offering period, you would not be able to withdraw any of the Company Shares that you had already tendered; you also would not be able to withdraw any of the Company Shares that you tender during the subsequent offering period.

        See Section 1—"Terms of the Offer" for more details on our obligation and ability to extend the Offer.

How will I be notified if the Offer is extended?

        Any extension of the Offer will be followed as promptly as practicable by public announcement if required. Such announcement will be made no later than 9:00 a.m., New York City time, on the next business day after the day on which the Offer was scheduled to expire, in accordance with the public announcement requirements of Rule 14e-1(d) under the Exchange Act. See Section 1—"Terms of the Offer."

        If we are permitted, and elect, to provide or extend any subsequent offering period, a public announcement of such determination will be made no later than 9:00 a.m., New York City time, on the next business day after the day on which the Offer was scheduled to expire or the date of the previously-scheduled termination of the prior subsequent offering period (if we are permitted, and elect, to extend the subsequent offering period). See Section 1—"Terms of the Offer."

What are the most significant conditions to the Offer?

        The Offer is subject to several conditions including, among others,

  •
  satisfaction of the Minimum Condition, and

  •
  the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the receipt of any other material consent or approvals of any governmental authority.

        The term "Minimum Condition" is defined in Section 15—"Conditions of the Offer" and generally requires that there has been validly tendered and not withdrawn prior to the expiration date for the Offer (as it may have been extended or re-extended pursuant to the Merger Agreement, the "Expiration Date") at least that number of Company Shares when added to any Company Shares already owned by Parent or any of its controlled subsidiaries, if any, equal a majority of the sum of the then outstanding Company Shares plus (without duplication) a number equal to the number of Company Shares issuable upon the vesting (including vesting solely as a result of the consummation of the Offer) or conversion of all then outstanding convertible securities or upon the settlement or exercise of all then outstanding options, warrants or rights with an exercise price below the price per Company Share payable in the Offer, including the Company's then outstanding restricted stock units (the "Company RSUs") and options to purchase one or more Company Shares (the "Company Stock Options"), as the same may be extended pursuant to the terms of the Merger Agreement.

        The Offer is also subject to a number of other important conditions. A more detailed discussion of the conditions to consummation of the Offer is contained in Section 15—"Conditions of the Offer."

How do I tender my Company Shares?

        To tender your Company Shares, you must deliver the certificates representing your Company Shares or confirmation of a book-entry transfer of such Company Shares into the Depositary's account at American Stock Transfer & Trust Company, LLC (the "Depositary"), together with a completed Letter of Transmittal and any other documents required by the Letter of Transmittal, to the Depositary, prior to the expiration of the Offer. If your Company Shares are held in street name (that is, through a broker, dealer or other nominee), they can be tendered by your nominee through the Depositary. If you are unable to deliver any required document or instrument to the Depositary by the expiration of the Offer, you may still participate in the Offer by having a broker, a bank or other fiduciary that is an eligible institution guarantee on or prior to the expiration of the Offer that the missing items will be received by the Depositary within three (3) Nasdaq Stock Market LLC ("NASDAQ") trading days after the expiration of the Offer. For the tender to be valid, however, the Depositary must receive the missing items within that three (3) day trading period. See Section 3—"Procedures for Accepting the Offer and Tendering Company Shares."

Until what time may I withdraw previously tendered Company Shares?

        You may withdraw your previously tendered Company Shares at any time until the Offer has expired and, if we have not accepted your Company Shares for payment by the end of November 25, 2013, you may withdraw them at any time after that date until we accept Company Shares for payment. This right to withdraw will not apply to Company Shares tendered in any subsequent offering period, if one is provided. Withdrawals of Company Shares may not be rescinded, although withdrawn Company Shares may be re-tendered again. See Section 4—"Withdrawal Rights."

How do I withdraw previously tendered Company Shares?

        To withdraw previously tendered Company Shares, you must deliver a written notice of withdrawal, or a facsimile of such notice, with the required information to the Depositary while you still have the right to withdraw Company Shares. If you tendered Company Shares by giving instructions to a broker, banker or other nominee, you must instruct the broker, banker or other nominee to arrange for the withdrawal of your Company Shares and such broker, banker or other nominee must effectively withdraw such Company Shares while you still have the right to withdraw Company Shares. See Section 4—"Withdrawal Rights."

What does the Company Board think of the Offer?

        The Company Board has unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby, including each of the Offer and the Merger, are advisable, fair to, and in the best interests of, the Company and its stockholders; (ii) approved and adopted the Offer, Merger, Merger Agreement and all other transactions contemplated by the Merger Agreement; and (iii) subject to the terms of the Merger Agreement, recommended that holders of Company Shares accept the Offer, tender their Company Shares pursuant to the Offer and (if required by applicable Delaware law) vote in favor of the adoption of the Merger Agreement and the approval of the transactions contemplated thereby, including the Merger.

        A description of the reasons for the Company Board's adoption of the Offer and the Merger is set forth in the Company's Solicitation/Recommendation Statement on Schedule 14D-9 that is being mailed to Company's stockholders together with this Offer to Purchase. See the "Introduction" to this Offer to Purchase.

Have any stockholders previously agreed to tender their Company Shares?

        No. We have not entered into any agreements with any stockholders of the Company under which those stockholders have agreed to tender Company Shares in the Offer.

If the tender offer is completed, will the Company continue as a public company?

        No. As soon as practicable following the purchase of Company Shares in the Offer, we expect to complete the Merger. If the Merger takes place, the Company will no longer be publicly owned. Even if for some reason the Merger does not take place, if we purchase all of the tendered Company Shares, there may be so few remaining stockholders and publicly held Company Shares that the Company Shares will no longer be eligible to be traded through NASDAQ or other securities exchanges, there may not be an active public trading market for the Company Shares, and the Company may no longer be required to make filings with the SEC or otherwise comply with the SEC rules relating to publicly held companies. See Section 13—"Certain Effects of the Offer."

Will the tender offer be followed by a merger if all of the Company Shares are not tendered in the Offer?

        Yes. If we accept for payment and pay for Company Shares in connection with this Offer, as soon as practicable following such payment, we expect to be merged with and into the Company in accordance with the terms of the Merger Agreement. If that Merger takes place, all remaining stockholders of the Company (other than us, Microsemi, the Company and its subsidiaries) will receive $7.18 per Company Share (or any other price per Company Share that is paid in the Offer) net in cash, without interest and less any required withholding taxes (unless you are entitled to and properly demand appraisal of your Company Shares pursuant to, and comply in all respects with, the applicable provisions of Delaware law with respect to such appraisal demand), and the Company will become a wholly owned subsidiary of Microsemi. See the "Introduction" to this Offer to Purchase.

What is the Top-Up Option and when could it be exercised?

        Immediately following the time that we accept for payment and pay for the Company Shares, we intend to complete the Merger without a vote of the stockholders of the Company pursuant to Section 251(h) of the DGCL. For a description of Section 251(h) of the DGCL see Section 12—"Purpose of the Offer; Plans for the Company." We do not foresee any reason that would prevent us from completing the Merger pursuant to Section 251(h) of the DGCL following the consummation of the Offer. However, if Parent and the Company determine that the Merger is not eligible to be effected pursuant to Section 251(h) of the DGCL (a "251(h) Inapplicable Determination"), and if Purchaser does not acquire at least 90% of the sum of (i) the then outstanding Company Shares plus (ii) a number equal to the number of shares issuable upon the conversion of any convertible securities or upon the exercise of any options, warrants or rights including the Company RSUs, the Company Stock Options and Company Shares to be issued pursuant to the Company's 2010 Employee Stock Purchase Plan, in each case, which are convertible or exercisable prior to the date that is ten (10) business days after such exercise and the issuance of the Top-Up Option Shares, then under the Merger Agreement, the Company has granted to Purchaser, subject to certain limitations set forth in the Merger Agreement, an irrevocable option (the "Top-Up Option"), and exercisable only in accordance with the terms and conditions set forth in the Merger Agreement, to purchase at a price per Company Share equal to the Offer Price, up to that number of Company Shares (the "Top-Up Option Shares") equal to the lowest number of Company Shares that, when added to the number of Company Shares collectively owned by Microsemi or Purchaser at the time of exercise of the Top-Up Option, constitutes one Company Share more than 90% of the sum of (i) the then outstanding Company Shares plus (ii) a number equal to the number of shares issuable upon the conversion of any convertible securities or upon the exercise of any options, warrants or rights including the Company RSUs, the Company Stock Options and Company Shares to be issued pursuant to the Company's 2010 Employee Stock Purchase Plan, in each case, which are convertible or exercisable prior to the date that is ten (10) business days after such exercise and the issuance of the Top-Up Option Shares, at a purchase price per Top-Up Option Share equal to the price per Company Share payable in the Offer; provided, however, that the Top-Up Option will not be exercisable for Company Shares in excess of the number of Company Shares authorized and unissued or held in the treasury of the Company (giving effect to the Company Shares issuable pursuant to all then-outstanding Company Stock Options, Company restricted stock units and any other rights to acquire Company Shares as if such shares were outstanding). The Top-Up Option is intended to expedite the timing of the completion of the Merger by permitting Purchaser to effect a "short-form merger" pursuant to the DGCL in the event of the occurrence of the 251(h) Inapplicable Determination. We expect to exercise the Top-Up Option, subject to the limitations set forth in the Merger Agreement, if there is a 251(h) Inapplicable Determination and we acquire less than 90% of the issued and outstanding Company Shares in the Offer. See Section 11—"The Transaction Documents;" Section 12—"Purpose of the Offer; Plans for the Company;" and Section 16—"Certain Legal Matters; Regulatory Approvals."

If I decide not to tender, how will the Offer affect my Company Shares?

        If you decide not to tender your Company Shares in the Offer and the Merger occurs, you will (unless you are entitled to and properly demand appraisal of your Company Shares pursuant to, and comply in all respects with, the applicable provisions of Delaware law with respect to such appraisal demand) subsequently receive the same amount of cash per Company Share that you would have received had you tendered your Company Shares in the Offer, without any interest being paid on such amount and with such amount being subject to any required withholding taxes. Therefore, if the Merger takes place, the only difference to you between tendering your Company Shares and not tendering your Company Shares is that you will be paid sooner if you tender your Company Shares. If and when we consummate the Merger, if you perfect your appraisal rights in accordance with Delaware law, you may receive an amount that is different from the consideration being paid in the Merger. See Section 12—"Appraisal Rights." If you decide not to tender your Company Shares in the Offer, and we purchase the tendered Company Shares, but the Merger does not occur, you will remain a stockholder of the Company. However, there may be so few remaining stockholders and publicly traded Company Shares that the Company Shares will no longer be eligible to be traded through NASDAQ or other securities exchanges and there may not be an active public trading market for the Company Shares. Also, as described above, the Company may no longer be required to make filings with the SEC or otherwise comply with the SEC rules relating to publicly held companies. See the "Introduction" to this Offer to Purchase and Section 13—"Certain Effects of the Offer."

What is the market value of my Company Shares as of a recent date?

        On October 21, 2013, the last full day of trading before the public announcement of the Offer, the closing price of the Company Shares on NASDAQ was $4.77 per Company Share. On October 25, 2013, the last full day of trading before the commencement of the Offer, the closing price of the Company Shares on NASDAQ was $7.22 per Company Share. We encourage you to obtain a recent quotation for the Company Shares in deciding whether to tender your Company Shares. See Section 6—"Price Range of Company Shares; Dividends."

What are the United States federal income tax consequences of having my Company Shares accepted for payment in the Offer or receiving cash in the Merger?

        The exchange of Company Shares for cash pursuant to the Offer or the Merger will be a taxable transaction for United States federal income tax purposes. In general, a U.S. Holder (as defined in Section 5—"Certain Material United States Federal Income Tax Consequences to U.S. Holders") who sells Company Shares pursuant to the Offer or receives cash in exchange for Company Shares pursuant to the Merger will recognize gain or loss for United States federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received and the stockholder's adjusted tax basis in the Company Shares sold pursuant to the Offer or exchanged for cash pursuant to the Merger. Gain or loss will be determined separately for each block of Company Shares (that is, Company Shares acquired at the same cost in a single transaction) tendered pursuant to the Offer or exchanged for cash pursuant to the Merger. Such gain or loss will be long-term capital gain or loss; provided, that, a stockholder's holding period for such Company Shares is more than one (1) year at the time of consummation of the Offer or the Merger, as the case may be. See Section 5—"Certain Material United States Federal Income Tax Consequences to U.S. Holders."

        Stockholders are urged to consult their own tax advisors to determine the particular tax consequences to them (including the application and effect of any state, local or foreign income and other tax laws) of the Offer and the Merger.

Who should I call if I have questions about the Offer?

        You may call Georgeson Inc. at (800) 261-1047 (toll-free) or Georgeson Securities Corporation at (201) 222-4241. Georgeson Inc. is acting as the Information Agent and Georgeson Securities Corporation is acting as the Dealer Manager for the Offer. See the back cover of this Offer to Purchase.

To the Holders of Company Shares:

INTRODUCTION

        PETT Acquisition Corp., a Delaware corporation ("Purchaser") and a wholly owned subsidiary of Microsemi Corporation, a Delaware corporation ("Parent" or "Microsemi"), hereby offers to purchase (the "Offer") all outstanding shares of common stock, par value $0.0001 per share (the "Company Shares"), of Symmetricom, Inc., a Delaware corporation (the "Company"), at a price of $7.18 per Company Share, net to the selling stockholder in cash, without interest and less any required withholding taxes (the "Offer Price"), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal.

        The Offer is being made pursuant to the Agreement and Plan of Merger, dated October 21, 2013 (the "Merger Agreement"), by and among Parent, Purchaser, and the Company. The Offer is conditioned upon, among other things, (i) satisfaction of the Minimum Condition (as defined below) and (ii) the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the receipt of any other material consent or approvals of any governmental authority.

        The term "Minimum Condition" is defined in Section 15—"Conditions of the Offer" and generally requires that there has been validly tendered and not withdrawn prior to the expiration date for the Offer (as it may have been extended or re-extended pursuant to the Merger Agreement, the "Expiration Date") at least that number of Company Shares when added to any Company Shares already owned by Parent or any of its controlled subsidiaries, if any, equal to a majority of the sum of the then outstanding Company Shares plus (without duplication) a number equal to the number of Company Shares issuable upon the vesting (including vesting solely as a result of the consummation of the Offer) or conversion of all then outstanding convertible securities or upon the settlement or exercise of all then outstanding options, warrants or rights with an exercise price below the price per Company Share payable in the Offer, including the Company's then outstanding restricted stock units (the "Company RSUs") and options to purchase one or more Company Shares (the "Company Stock Options"), as the same may be extended pursuant to the terms of the Merger Agreement. The Offer is also subject to other important conditions set forth in this Offer to Purchase. See Section 15—"Conditions of the Offer."

        According to the Company, as of October 25, 2013, there were issued and outstanding (a) 42,083,865 Company Shares and (b) 6,214,720 Company Shares issuable upon the vesting (including vesting solely as a result of the consummation of the Offer), conversion, settlement or exercise of all then outstanding warrants, options, benefit plans, obligations or securities convertible or exchangeable into Common Shares, or other rights to acquire or be issued Common Shares, in each case, with an exercise or conversion price below the Per Share Amount. Parent currently beneficially owns 100 Company Shares, representing less than .01% of the issued and outstanding Company Shares. Assuming that all Company Shares described in (a) in the preceding sentence are issued and that (i) no other Company Shares were or are issued after October 25, 2013 and (ii) no options, restricted shares, restricted stock units, performance stock units or other awards consisting of Company Shares or purchase rights with an exercise or conversion price below the Per Share Amount have been granted or have expired after October 25, 2013, the Minimum Condition would be satisfied if at least 24,149,193 Company Shares are validly tendered and not properly withdrawn prior to the Expiration Date.

        Tendering stockholders who are record owners of their Company Shares and tender directly to the Depositary (as defined below) will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in the Letter of Transmittal, stock transfer taxes with respect to the purchase of Company Shares by Purchaser pursuant to the Offer. Stockholders who hold their Company Shares through a broker, banker or other nominee should consult such institution as to whether it charges any service fees or commissions.

        The Board of Directors of the Company (the "Company Board") has unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby, including each of the Offer and the merger of Purchaser with and into the Company with the Company surviving the merger as a wholly owned subsidiary of Parent (the "Merger"), are advisable, fair to, and in the best interests of, the Company and its stockholders; (ii) approved and adopted the Offer, Merger, Merger Agreement and all other transactions contemplated by the Merger Agreement; and (iii) subject to the terms of the Merger Agreement recommended that holders of Company Shares tender their Company Shares pursuant to the Offer and (to the extent necessary) vote in favor of the adoption of the Merger Agreement and the approval of the transactions contemplated thereby, including the Merger.

        The Merger Agreement provides that, subject to the conditions described in Section 11—"The Transaction Documents" and Section 15—"Conditions of the Offer" of this Offer to Purchase, Purchaser will be merged with and into the Company with the Company continuing as the surviving corporation as a wholly owned subsidiary of Microsemi. Pursuant to the Merger Agreement, at the effective time of the Merger (the "Effective Time"), each Company Share outstanding immediately prior to the Effective Time (other than Company Shares directly owned by the Company and its subsidiaries, Parent or Purchaser, which will be canceled and shall cease to exist) will be converted into the right to receive $7.18 (or any other per Company Share price paid in the Offer) net to the selling stockholder in cash, without interest and less any required withholding taxes.

        The Merger is subject to the satisfaction or waiver of certain conditions, including, among other things, the purchase of Company Shares by Purchaser pursuant to the Offer, approval of the Merger Agreement by the affirmative vote of the holders of a majority of the outstanding Company Shares, if such approval is required under applicable law, and there being no applicable law prohibiting the consummation of the Merger. Under the DGCL, if the conditions of Section 251(h) of the DGCL can be met pursuant to the terms of the Merger Agreement and if we hold, together with all Company Shares held by Parent, pursuant to the Offer or otherwise, at least a majority of the issued and outstanding Company Shares, we believe we would be able to effect the Merger without a vote of the Company's stockholders. Alternatively, under the DGCL, if we hold, together with all Company Shares held by Parent, pursuant to the Offer or otherwise, at least 90% of the Company Shares, we also believe we would be able to effect the Merger without a vote of the Company's stockholders. If the conditions of Section 251(h) of the DGCL are not met and we do not hold, together with all Company Shares held by Parent, at least 90% of the Company Shares, we will seek approval of the Merger Agreement and the Merger by the Company's stockholders. The Company has agreed, if required by applicable law, to establish a record date for, duly call, give notice of, convene, and hold a meeting of its stockholders to be held as promptly as practicable following Purchaser's acceptance for payment of Company Shares tendered pursuant to and subject to the conditions of the Offer solely for the purpose of considering and taking action upon the approval of the Merger Agreement. If the Minimum Condition and the other conditions of the Offer are satisfied and the Offer is completed, Microsemi and Purchaser will own that number of Company Shares sufficient to cause the Merger Agreement to be approved without the affirmative vote of any other holder of Company Shares. See Section 11—"The Transaction Documents."

        If there shall have occurred a 251(h) Inapplicable Determination, then under the Merger Agreement, the Company has granted Purchaser an irrevocable option (the "Top-Up Option"), exercisable only in accordance with the terms and conditions set forth in the Merger Agreement, to purchase that number of Company Shares (the "Top-Up Option Shares") equal to the lowest number of Company Shares that, when added to the number of Company Shares collectively owned by Microsemi or Purchaser at the time of exercise, shall constitute one (1) Company Share more than 90% of the sum of (i) the then outstanding Company Shares plus (ii) a number equal to the number of shares issuable upon the conversion of any convertible securities or upon the exercise of any options, warrants or rights including the Company RSUs, the Company Stock Options and Company Shares to be issued pursuant to the Company's 2010 Employee Stock Purchase Plan, in each case, which are convertible or exercisable prior to the date that is ten (10) business days after such exercise and the issuance of the Top-Up Option Shares, at a purchase price per Top-Up Option Share equal to the price per Company Share payable in the Offer.

        This Offer to Purchase and the related Letter of Transmittal contain important information that should be read carefully before any decision is made with respect to the Offer.

 THE TENDER OFFER

1.     Terms of the Offer.

        Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment and pay for all Company Shares validly tendered and not withdrawn as permitted under Section 4—"Withdrawal Rights" promptly following the expiration of the Offer (the time and date of the acceptance for payment, the "Acceptance Date"). The term "Expiration Date" means 12:00 midnight, New York City time, at the end of November 25, 2013, unless Purchaser, in accordance with the Merger Agreement, extends the period during which the Offer is open (in which event the term "Expiration Date" means the latest time and date at which the Offer, as so extended, expires).

        The Offer is conditioned upon, among other things, (i) satisfaction of the Minimum Condition (as defined below) and (ii) the expiration or termination of any applicable waiting period under the HSR Act, and the receipt of any other material consent or approvals of any governmental authority. The term "Minimum Condition" is defined in Section 15—"Conditions of the Offer" and generally requires that there has been validly tendered and not withdrawn prior to the Expiration Date at least that number of Company Shares when added to any Company Shares already owned by Parent or any of its controlled subsidiaries, if any, equal to a majority of the sum of the then outstanding Company Shares plus (without duplication) a number equal to the number of Company Shares issuable upon the vesting (including vesting solely as a result of the consummation of the Offer) or conversion of all then outstanding convertible securities or upon the exercise of all then outstanding options, warrants or rights with an exercise price below the price per Company Share payable in the Offer, including the Company's then outstanding Company RSUs and Company Stock Options, as the same may be extended pursuant to the terms of the Merger Agreement. The Offer is also subject to other important conditions set forth in this Offer to Purchase. See Section 15—"Conditions of the Offer."

        According to the Company, as of October 25, 2013, there were issued and outstanding (a) 42,083,865 Company Shares and (b) 6,214,720 Company Shares issuable upon the vesting (including vesting solely as a result of the consummation of the Offer), conversion, settlement or exercise of all then outstanding warrants, options, benefit plans, obligations or securities convertible or exchangeable into Common Shares, or other rights to acquire or be issued Common Shares, in each case, with an exercise or conversion price below the Per Share Amount. Parent currently beneficially owns 100 Company Shares, representing less than .01% of the issued and outstanding Company Shares. Assuming that all Company Shares described in (a) in the preceding sentence are issued and that (i) no other Company Shares were or are issued after October 25, 2013 and (ii) no options, restricted shares, restricted stock units, performance stock units or other awards consisting of Company Shares or purchase rights with an exercise or conversion price below the Per Share Amount have been granted or have expired after October 25, 2013, the Minimum Condition would be satisfied if at least 24,149,193 Company Shares are validly tendered and not properly withdrawn prior to the Expiration Date.

        The Offer is also subject to other important conditions set forth in this Offer to Purchase. See Section 15—"Conditions of the Offer."

        Purchaser shall, subject to certain conditions, extend the Offer on one or more occasions, if on any then scheduled expiration date of the Offer any of the conditions to Purchaser's obligation to accept for payment and pay for the Company Shares validly tendered in the Offer as set forth in Section 15—"Conditions of the Offer" are not satisfied or waived for such period of time as Purchaser reasonably determines to be necessary to permit such offer conditions to be satisfied or waived.

        In no event will these extension provisions extend the Offer beyond the "Outside Date" (which is defined in the Merger Agreement as January 31, 2014; provided, however, that the "Outside Date" shall be automatically extended until May 31, 2014 if all of the conditions to the Offer are satisfied or waived (if applicable) as of January 31, 2014 other than the Minimum Condition and the condition requiring certain regulatory approvals).

        Any extension of the Offer will be followed as promptly as practicable by a public announcement, if required. Such announcement will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date, in accordance with the public announcement requirements of Rule 14e-1(d) under the Exchange Act. During any such extension, all Company Shares previously tendered and not validly withdrawn will remain subject to the Offer, subject to the rights of a tendering stockholder to withdraw such stockholder's Company Shares. Company Shares tendered pursuant to the Offer, but not during any "Subsequent Offering Period" (as provided in Rule 14d-11 under the Exchange Act), may be withdrawn at any time prior to the Expiration Date, and, unless previously accepted for payment by Purchaser pursuant to the Offer, may also be withdrawn at any time after December 27, 2013. Under limited circumstances, we are permitted (but not obligated) to provide for a "Subsequent Offering Period" in accordance with Rule 14d-11 under the Exchange Act, of at least three business days and not more than 20 business days. We are not permitted to provide for a Subsequent Offering Period if the Merger can be effected pursuant to Section 251(h) of the DGCL or Section 253 of the DGCL. If the initial offering period has expired and Purchaser is permitted to, and elects to provide for a Subsequent Offering Period, Company Shares tendered during a Subsequent Offering Period may not be withdrawn. For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Company Shares to be withdrawn, the number of Company Shares to be withdrawn and the name of the registered holder of such Company Shares, if different from that of the person who tendered such Company Shares. If Share Certificates (as defined below) evidencing Company Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (as defined in Section 3—"Procedures for Accepting the Offer and Tendering Company Shares" below), unless such Company Shares have been tendered for the account of an Eligible Institution. If Company Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in Section 2—"Acceptance for Payment and Payment for Company Shares" below, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility (as defined below) to be credited with the withdrawn Company Shares. All questions as to validity, form, eligibility (including time of receipt), and acceptance for payment of any tendered Company Shares will be determined by Purchaser, in its sole discretion, which determination shall be final and binding on all parties.

        Purchaser expressly reserves the right (but shall not be obligated) at any time, or from time to time, on or before the expiration of the Offer (except for conditions dependent upon the receipt of necessary government approvals, which may be asserted at any time and from time to time), in its sole discretion, to amend or waive any condition applicable to the Offer (other than the Minimum Condition which may not be amended or waived), to increase the price per Company Share payable in the Offer, and to make any other changes in the terms and conditions of the Offer; provided, that, without the prior written consent of the Company no change may be made that decreases the price per Company Share payable in the Offer (except as provided in the Merger Agreement), changes the form of consideration payable in the Offer, decreases the number of Company Shares sought to be purchased in the Offer, adds to the conditions to the Offer set forth in Section 15—"Conditions of the Offer," extends the Offer other than as permitted in the Merger Agreement, or modifies or amends any condition to the Offer in any manner that broadens such conditions or is adverse to the holders of Company Shares.

        The rights reserved by Purchaser by the preceding paragraph are in addition to Purchaser's rights pursuant to Section 15—"Conditions of the Offer." Any extension, delay, termination, waiver or amendment will be followed as promptly as practicable by public announcement if required. Such announcement, in the case of an extension, will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date, in accordance with the public announcement requirements of Rule 14e-1(d) under the Exchange Act. Subject to applicable law (including Rules 14d-4(d) and 14d-6(c) under the Exchange Act, which require that material changes be promptly disseminated to stockholders in a manner reasonably designed to inform them of such changes), and without limiting the manner in which Purchaser may choose to make any public announcement, Purchaser shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to a national news service.

        If Purchaser extends the Offer, is delayed in its acceptance for payment of Company Shares or is unable to accept Company Shares for payment pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer, the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Company Shares, and such Company Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described herein under Section 4—"Withdrawal Rights." However, the ability of Purchaser to delay the payment for Company Shares that Purchaser has accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires that a purchaser pay the consideration offered or return the securities deposited by or on behalf of stockholders promptly after the termination or withdrawal of such purchaser's offer.

        If, subject to the terms of the Merger Agreement, Purchaser makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, Purchaser will disseminate additional tender offer materials and extend the Offer if and to the extent required by Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of such offer or the information concerning such offer, other than a change in the consideration offered, a change in the percentage of securities sought or inclusion of or changes to a dealer's soliciting fee, will depend upon the facts and circumstances, including the relative materiality of the changes to the terms or information. With respect to a change in the consideration offered, a change in the percentage of securities sought or inclusion of or changes to a dealer's soliciting fee, an offer generally must remain open for a minimum of ten business days following the dissemination of such information to stockholders.

        The Company has provided Purchaser with the Company's stockholder list and security position listings for the purpose of disseminating the Offer to holders of Company Shares. This Offer to Purchase and the related Letter of Transmittal, together with the Schedule 14D-9, will be mailed to record holders of Company Shares whose names appear on the Company's stockholder list and will be furnished, for subsequent transmittal to beneficial owners of Company Shares, to banks, brokers, dealers, and other nominees whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing.

2.     Acceptance for Payment and Payment for Company Shares.

        Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment) and the satisfaction or waiver of all the conditions to the Offer set forth in Section 15—"Conditions of the Offer," Purchaser will accept for payment, and pay for, all Company Shares validly tendered pursuant to the Offer and not validly withdrawn prior to the Expiration Date. If Purchaser decides to provide for a Subsequent Offering Period, Purchaser will accept for payment, and pay for, all validly tendered Company Shares as they are received during a Subsequent Offering Period. See Section 1—"Terms of the Offer."

        In all cases (including during any Subsequent Offering Period), payment for Company Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the certificates evidencing such Company Shares (the "Share Certificates") or confirmation of a book-entry transfer of such Company Shares (a "Book-Entry Confirmation") into the Depositary's account at American Stock Transfer & Trust Company, LLC (the "Book-Entry Transfer Facility") pursuant to the procedures set forth in Section 3—"Procedures for Accepting the Offer and Tendering Company Shares," (ii) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message (as defined below) in lieu of the Letter of Transmittal and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when the foregoing documents with respect to Company Shares are actually received by the Depositary.

        The term "Agent's Message" means a message, transmitted by the Book-Entry Transfer Facility to and received by the Depositary and forming a part of a Book-Entry Confirmation, that states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Company Shares that are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against such participant.

        For purposes of the Offer (including during any Subsequent Offering Period), Purchaser will be deemed to have accepted for payment, and thereby purchased, Company Shares validly tendered and not validly withdrawn as, if, and when Purchaser gives oral or written notice to the Depositary of Purchaser's acceptance for payment of such Company Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Company Shares accepted for payment pursuant to the Offer will be made by deposit of the Offer Price for such Company Shares with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from Purchaser and transmitting such payments to tendering stockholders whose Company Shares have been accepted for payment. If Purchaser extends the Offer, is delayed in its acceptance for payment of Company Shares or is unable to accept Company Shares for payment pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer, the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Company Shares, and such Company Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described in Section 4—"Withdrawal Rights" and as otherwise required by Rule 14e-1(c) under the Exchange Act.

        If any tendered Company Shares are not accepted for payment for any reason pursuant to the terms and conditions of the Offer, or if Share Certificates are submitted evidencing more Company Shares than are tendered, Share Certificates evidencing unpurchased Company Shares will be returned, without expense to the tendering stockholder (or, in the case of Company Shares tendered by book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedure set forth in Section 3—"Procedures for Accepting the Offer and Tendering Company Shares," such Company Shares will be credited to an account maintained at the Book-Entry Transfer Facility), as promptly as practicable following the expiration or termination of the Offer.

3.     Procedures for Accepting the Offer and Tendering Company Shares.

        Valid Tenders.    In order for a stockholder to validly tender Company Shares pursuant to the Offer, either (i) the Letter of Transmittal (or a manually signed facsimile thereof), duly completed and validly executed, together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message in lieu of the Letter of Transmittal) and any other documents required by the Letter of Transmittal must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and either (A) the Share Certificates evidencing tendered Company Shares must be received by the Depositary at such address or (B) such Company Shares must be tendered pursuant to the procedure for book-entry transfer described below and a Book-Entry Confirmation must be received by the Depositary, in each case prior to the Expiration Date (except with respect to any

Subsequent Offering Period, if one is provided), or (ii) the tendering stockholder must comply with the guaranteed delivery procedures described below under "Guaranteed Delivery."

        Book-Entry Transfer.    The Depositary will establish an account with respect to the Company Shares at the Book-Entry Transfer Facility for purposes of the Offer within two (2) business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make a book-entry delivery of Company Shares by causing the Book-Entry Transfer Facility to transfer such Company Shares into the Depositary's account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Company Shares may be effected through book-entry transfer at the Book-Entry Transfer Facility, either the Letter of Transmittal (or a manually signed facsimile thereof), duly completed and validly executed, together with any required signature guarantees, or an Agent's Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date (except with respect to any Subsequent Offering Period, if one is provided), or the tendering stockholder must comply with the guaranteed delivery procedure described below. Delivery of documents to the Book-Entry Transfer Facility does not constitute delivery to the Depositary.

        For Company Shares to be validly tendered during any Subsequent Offering Period, the tendering stockholder must comply with the foregoing procedures, except that required documents and certificates must be received during such Subsequent Offering Period.

        Signature Guarantees.    No signature guarantee is required on the Letter of Transmittal (i) if the Letter of Transmittal is signed by the registered holder(s) (which term, for purposes of this Section 3—"Procedures for Accepting the Offer and Tendering Company Shares," includes any participant in the Book-Entry Transfer Facility's systems whose name appears on a security position listing as the owner of the Company Shares) of the Company Shares tendered therewith, unless such holder has completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal or (ii) if the Company Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations, and brokerage houses) that is a participant in the Securities Transfer Agents Medallion Program, or any other "eligible guarantor institution," as such term is defined in Rule 17Ad-15 of the Exchange Act (each an "Eligible Institution" and collectively "Eligible Institutions"). In all other cases, all signatures on a Letter of Transmittal must be guaranteed by an Eligible Institution. See Instruction 1 of the Letter of Transmittal. If a Share Certificate is registered in the name of a person or persons other than the signer of the Letter of Transmittal, or if payment is to be made or delivered to, or a Share Certificate not accepted for payment or not tendered is to be issued in, the name(s) of a person other than the registered holder(s), then the Share Certificate must be endorsed or accompanied by appropriate duly executed stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear on the Share Certificate, with the signature(s) on such Share Certificate or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 of the Letter of Transmittal.

        Guaranteed Delivery.    If a stockholder desires to tender Company Shares pursuant to the Offer and the Share Certificates evidencing such stockholder's Company Shares are not immediately available or such stockholder cannot deliver the Share Certificates and all other required documents to the Depositary prior to the Expiration Date, or such stockholder cannot complete the procedure for delivery by book-entry transfer on a timely basis, such Company Shares may nevertheless be tendered; provided, that, all of the following conditions are satisfied:

  •
  such tender is made by or through an Eligible Institution;

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  a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form made available by Purchaser, is received prior to the Expiration Date by the Depositary as provided below; and

  •
  the Share Certificates (or a Book-Entry Confirmation) evidencing all tendered Company Shares, in proper form for transfer, in each case together with the Letter of Transmittal (or a manually signed facsimile thereof), duly completed and validly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message), and any other documents required by the Letter of Transmittal are received by the Depositary within three (3) NASDAQ trading days after the date of execution of such Notice of Guaranteed Delivery.

        The Notice of Guaranteed Delivery may be transmitted by manually signed facsimile transmission or mailed to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the form of Notice of Guaranteed Delivery made available by Purchaser.

        Notwithstanding any other provision of this Offer, payment for Company Shares accepted pursuant to the Offer will in all cases only be made after timely receipt by the Depositary of (i) Share Certificates or a Book-Entry Confirmation of a book-entry transfer of such Company Shares into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedures set forth in this Section 3—"Procedures for Accepting the Offer and Tendering Company Shares," (ii) the Letter of Transmittal (or a manually signed facsimile thereof), duly completed and validly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message in lieu of the Letter of Transmittal and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when the foregoing documents with respect to Company Shares are actually received by the Depositary.

        The method of delivery of Share Certificates, the Letter of Transmittal and all other required documents, including delivery through the Book-Entry Transfer Facility, is at the option and risk of the tendering stockholder, and the delivery will be deemed made only when actually received by the Depositary (including, in the case of a book-entry transfer, receipt of a Book-Entry Confirmation). If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

        The tender of Company Shares pursuant to any one of the procedures described above will constitute the tendering stockholder's acceptance of the Offer, as well as the tendering stockholder's representation and warranty that such stockholder has the full power and authority to tender and assign the Company Shares tendered, as specified in the Letter of Transmittal. Purchaser's acceptance for payment of Company Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and Purchaser upon the terms and subject to the conditions of the Offer.

        Options and RSUs.    The Offer is made only for Company Shares and is not made for Company Stock Options or Company RSUs issued pursuant to any of the Company's equity compensation plans. Holders of vested but unexercised Company Stock Options may participate in the Offer only if they first exercise their options in accordance with the terms of the applicable option plan and tender Company Shares, if any, issued upon such exercise. Holders of Company RSUs may participate in the Offer only if they tender Company Shares received upon vesting and settlement of Company RSUs, if any, in accordance with the terms of the applicable equity compensation plan of the Company. Any such exercise or settlement should be completed sufficiently in advance of the Expiration Date to assure the holder of such Company Stock Options or Company RSUs that the holder will have sufficient time to comply with the procedures of the tendering Company Shares described in this Section.

        Determination of Validity.    All questions as to the validity, form, eligibility (including time of receipt), and acceptance for payment of any tender of Company Shares will be determined by Purchaser, in its sole discretion, which determination shall be final and binding on all parties. Purchaser reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of which may, in the opinion of Purchaser, be unlawful. Purchaser also reserves the absolute right to waive any defect or irregularity in the tender of any Company Shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Company Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived to the satisfaction of Purchaser. None of Purchaser, the Depositary, the Dealer Manager, the Information Agent, or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

        Appointment.    By executing the Letter of Transmittal, the tendering stockholder will irrevocably appoint designees of Purchaser as such stockholder's proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such stockholder's rights with respect to the Company Shares tendered by such stockholder and accepted for payment by Purchaser and with respect to any and all other Company Shares or other securities or rights issued or issuable in respect of such Company Shares. All such powers of attorney and proxies will be considered irrevocable and coupled with an interest in the tendered Company Shares. Such appointment will be effective when, and only to the extent that, Purchaser accepts for payment Company Shares tendered by such stockholder as provided herein. Upon such appointment, all prior powers of attorney, proxies and consents given by such stockholder with respect to such Company Shares or other securities or rights will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given by such stockholder (and, if given, will not be deemed effective). The designees of Purchaser will thereby be empowered to exercise all voting and other rights with respect to such Company Shares and other securities or rights, including, without limitation, in respect of any annual, special or adjourned meeting of the Company's stockholders, actions by written consent in lieu of any such meeting or otherwise, as they in their sole discretion deem proper. Purchaser reserves the right to require that, in order for Company Shares to be deemed validly tendered, immediately upon Purchaser's acceptance for payment of such Company Shares, Purchaser must be able to exercise full voting, consent, and other rights with respect to such Company Shares and other related securities or rights, including voting at any meeting of stockholders.

4.     Withdrawal Rights.

        Except as otherwise described in this Section 4, tenders of Company Shares made pursuant to the Offer are irrevocable. Company Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by Purchaser pursuant to the Offer, may also be withdrawn at any time after December 27, 2013, in accordance with Section 14(d)(5) of the Exchange Act.

        For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Company Shares to be withdrawn, the number of Company Shares to be withdrawn and the name of the registered holder of such Company Shares, if different from that of the person who tendered such Company Shares. If Share Certificates evidencing Company Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Company Shares have been tendered for the account of an Eligible Institution. If Company Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in Section 3—"Procedures for Accepting the Offer and Tendering Company Shares," any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Company Shares.

        If Purchaser extends the Offer, is delayed in its acceptance for payment of Company Shares, or is unable to accept Company Shares for payment pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer, the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Company Shares, and such Company Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described herein.

        Withdrawals of Company Shares may not be rescinded. Any Company Shares validly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Company Shares may be re-tendered by again following one of the procedures described in Section 3—"Procedures for Accepting the Offer and Tendering Company Shares" at any time prior to the Expiration Date or during a Subsequent Offering Period, if any.

        No withdrawal rights will apply to Company Shares tendered into a Subsequent Offering Period and no withdrawal rights apply during a Subsequent Offering Period with respect to Company Shares tendered in the Offer and accepted for payment. See Section 1—"Terms of the Offer."

        All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Purchaser, in its sole discretion, whose determination will be final and binding. None of Purchaser, the Depositary, the Dealer Manager, the Information Agent, or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

5.     Certain Material United States Federal Income Tax Consequences to U.S. Holders.

        The following is a summary of certain material United States federal income tax consequences of the Offer and the Merger to U.S. Holders (as defined below) whose Company Shares are tendered and accepted for payment pursuant to the Offer or whose Company Shares are converted into the right to receive cash in the Merger. This discussion is not a complete analysis of all potential United States federal income tax consequences, nor does it address any tax consequences arising under any state, local or foreign tax laws or United States federal estate or gift tax laws. The discussion is based on current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing, proposed and temporary regulations thereunder and administrative and judicial interpretations thereof, all of which are subject to change, possibly with a retroactive effect. No ruling has been or will be sought from the Internal Revenue Service (the "IRS") with respect to the matters discussed below, and there can be no assurance that the IRS will not take a contrary position regarding the tax consequences of the Offer and the Merger or that any such contrary position would not be sustained by a court.

        The discussion applies only to stockholders of the Company in whose hands Company Shares are capital assets within the meaning of Section 1221 of the Code. This discussion does not apply to Company Shares received pursuant to the exercise of employee stock options or otherwise as compensation, or to certain types of stockholders (such as insurance companies, tax-exempt organizations, tax-qualified retirement plans, financial institutions and broker-dealers) who may be subject to special rules. This discussion does not consider the effect of any foreign, state or local tax laws. If a partnership holds the Company Shares, the tax treatment of a partner generally will depend on the status of the partner and on the activities of the partnership. Partners of partnerships holding Company Shares should consult their tax advisors regarding the tax consequences of the Offer and the Merger.

        BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, EACH STOCKHOLDER SHOULD CONSULT ITS, HIS OR HER OWN TAX ADVISOR TO DETERMINE THE APPLICABILITY OF THE RULES DISCUSSED BELOW AND THE PARTICULAR TAX EFFECTS OF THE OFFER AND THE MERGER ON A BENEFICIAL HOLDER OF SHARES, INCLUDING THE APPLICATION AND EFFECT OF THE ALTERNATIVE MINIMUM TAX AND ANY STATE, LOCAL, AND FOREIGN TAX LAWS AND OF CHANGES IN SUCH LAWS.

        For purposes of this summary, a "U.S. Holder" is a stockholder of the Company that is, for United States federal income tax purposes, (i) an individual citizen or resident of the United States; (ii) a corporation or an entity treated as a corporation for United States federal income tax purposes created or organized in or under the laws of the United States, or any state or political subdivision thereof; (iii) an estate, the income of which is subject to United States federal income tax regardless of its source; or (iv) a trust, (A) the administration of which is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust or (B) that has validly elected to be treated as a U.S. person for United States federal income tax purposes.

        Effect of the Offer and the Merger.    The exchange of Company Shares for cash pursuant to the Offer or the Merger will be a taxable transaction for United States federal income tax purposes. In general, a U.S. Holder who sells Company Shares pursuant to the Offer or receives cash in exchange for Company Shares pursuant to the Merger will recognize gain or loss for United States federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received and the stockholder's adjusted tax basis in the Company Shares sold pursuant to the Offer or exchanged for cash pursuant to the Merger. Gain or loss will be determined separately for each block of Company Shares (that is, Company Shares acquired at the same cost in a single transaction) tendered pursuant to the Offer or exchanged for cash pursuant to the Merger. Such gain or loss will be long-term capital gain or loss; provided, that, a stockholder's holding period for such Company Shares is more than one (1) year at the time of consummation of the Offer or the Merger, as the case may be. Capital gains recognized by an individual upon a disposition of a Company Share that has been held for more than one (1) year generally will be subject to a maximum United States federal income tax rate of 20%. In the case of a Company Share that has been held for one (1) year or less, such capital gains generally will be subject to tax at ordinary income tax rates. Certain limitations apply to the use of a stockholder's capital losses.

        Medicare Tax.    Certain Stockholders that are individuals, estates or trusts will be subject to an additional 3.8% tax on all or a portion of their "net investment income," which may include all or a portion of their gain recognized in connection with the receipt of cash pursuant to the Offer or the Merger. If you are an individual, estate or trust, you should consult your tax advisors regarding the applicability of this tax to your income and gains in respect of the cash you receive in connection with the Offer or the Merger.

        Information Reporting and Backup Withholding.    Under the "backup withholding" provisions of United States federal income tax law, the Depositary may be required to withhold and pay over to the IRS a portion of the amount of any payments pursuant to the Offer or the Merger. In order to prevent backup federal income tax withholding with respect to payments made to U.S. Holders pursuant to the Offer or the Merger, U.S. Holders must provide the Depositary with such stockholder's correct taxpayer identification number ("TIN") and certify that such stockholder is not subject to backup withholding by completing the IRS Form W-9 in the Letter of Transmittal. Certain stockholders (including, among others, all corporations and certain foreign individuals and entities) may not be subject to backup withholding. If a stockholder does not provide its correct TIN or fails to provide the certifications described above, the IRS may impose a penalty on the stockholder and payment to the stockholder pursuant to the Offer may be subject to backup withholding. All stockholders surrendering Company Shares pursuant to the Offer who are U.S. persons (as defined for U.S. federal income tax purposes) should complete and sign the IRS Form W-9 included in the Letter of Transmittal to provide the information necessary to avoid backup withholding. See Instruction 8 of the Letter of Transmittal. Backup withholding is not an additional tax. Generally, any amounts withheld under the backup withholding rules described above can be refunded or credited against a stockholder's U.S. federal income tax liability, provided that such stockholder furnishes the required information to the IRS and other applicable requirements are satisfied.

6.     Price Range of Company Shares; Dividends.

        The Company Shares trade on the NASDAQ Global Market under the symbol "SYMM." The following table sets forth the high and low sale prices per Company Share for the periods indicated. Company Share prices are as reported on NASDAQ based on published financial sources.

	High	Low
Fiscal Year Ended July 1, 2012
First Quarter	$6.26	$4.29
Second Quarter	$5.76	$3.91
Third Quarter	$6.50	$5.44
Fourth Quarter	$6.05	$5.27
Fiscal Year Ended June 30, 2013
First Quarter	$7.03	$5.83
Second Quarter	$6.99	$5.57
Third Quarter	$5.93	$4.46
Fourth Quarter	$5.29	$4.48

        On October 21, 2013, the last full day of trading before the public announcement of the Offer, the closing price of the Company Shares on NASDAQ was $4.77 per Company Share. On October 25, 2013, the last full day of trading before the commencement of the Offer, the closing price of the Company Shares on NASDAQ was $7.22 per Company Share.

        The Company has never paid a cash dividend on the Company Shares. If we acquire control of the Company, we currently intend that no dividends will be declared on the Company Shares.

  Stockholders are urged to obtain a current market quotation for the Company Shares.

7.     Certain Information Concerning the Company.

        General.    The Company is a Delaware corporation, originally incorporated in 1956 in California and reincorporated in Delaware in 2002. The Company's principal executive offices are located at 2300 Orchard Parkway, San Jose, California 95131-1017. The telephone number of the Company is (408) 433-0910. The following description of the Company and its business is qualified in its entirety by reference to the Company's Annual Report on Form 10-K, as amended, for the fiscal year ended June 30, 2013. The Company is a developer of highly precise timekeeping and synchronization technologies, instruments and solutions worldwide. The Company provides timekeeping in GPS satellites, national time references, and national power grids as well as in critical military and civilian networks, including those that enable delivery of next generation data, voice, mobile and video services. The Company's product offerings include atomic instruments and components, hydrogen masers, timescale systems, GPS instrumentation, synchronization supply units, standards-based clients and servers, performance measurement and management tools and embedded subsystems and software solutions that generate, distribute and apply precise frequency and time.

        Available Information.    The Company Shares are registered under the Exchange Act. Accordingly, the Company is subject to the information reporting requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Such reports, proxy statements and other information can be inspected and copied at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549-0213. Information regarding the public reference facilities may be obtained from the SEC by telephoning 1-800-SEC-0330. The Company's filings are also available to the public on the SEC's internet site (http://www.sec.gov). Copies of such materials may also be obtained by mail from the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549-0213 at prescribed rates.

        Although Purchaser has no knowledge that any such information is untrue, Purchaser takes no responsibility for the accuracy or completeness of information contained in this Offer to Purchase with respect to the Company or any of its subsidiaries or affiliates or for any failure by the Company to disclose any events which may have occurred or may affect the significance or accuracy of any such information.

8.     Certain Information Concerning Parent and Purchaser.

        General.    Microsemi is a Delaware corporation, incorporated in the state of Delaware in 1960 and changing its name from Microsemiconductor Corporation in February 1983, with its principal executive offices located at One Enterprise, Aliso Viejo, CA 92656. The telephone number of Microsemi is (949) 380-6100. The following description of Microsemi and its business is qualified in its entirety by reference to Microsemi's Annual Report on Form 10-K for the fiscal year ended September 30, 2012. Microsemi is a leading designer, manufacturer and marketer of high performance analog and mixed-signal integrated circuits and high-reliability semiconductors. Microsemi's semiconductors manage and control or regulate power, protect against transient voltage spikes and transmit, receive and amplify signals. Microsemi's products include individual components as well as integrated circuit solutions that enhance customer designs by improving performance, reliability and battery optimization, reducing size or protecting circuits. Microsemi operates in a single industry segment as a manufacturer of semiconductors in different geographic areas.

        Purchaser is a Delaware corporation with its principal offices located at One Enterprise, Aliso Viejo, CA 92656.The telephone number of Purchaser is (949) 380-6100. Purchaser is a wholly owned subsidiary of Microsemi. Purchaser was formed solely for the purpose of engaging in the Offer, the Merger and the other transactions contemplated by the Merger Agreement and has not engaged, and does not expect to engage, in any other business activities.

        The name, citizenship, business address, business phone number, present principal occupation or employment and past material occupation, positions, offices or employment for at least the last five (5) years for each director and executive officer of Microsemi and Purchaser and certain other information are set forth in Schedule I hereto.

        Microsemi is the beneficial owner of 100 Company Shares, or less than .01% of all outstanding Company Shares as of October 25, 2013. Except as described in this Offer to Purchase and in Schedule I hereto, (i) none of Parent, Purchaser or, to the best knowledge of Parent and Purchaser, any of the persons listed in Schedule I to this Offer to Purchase or any associate or majority-owned subsidiary of Parent or Purchaser or any of the persons so listed beneficially owns or has any right to acquire, directly or indirectly, any Company Shares and (ii) none of Parent, Purchaser or, to the best knowledge of Parent and Purchaser, any of the persons or entities referred to above nor any director, executive officer or subsidiary of any of the foregoing has effected any transaction in the Company Shares during the past sixty (60) days.

        Except as provided in the Merger Agreement or as otherwise described in this Offer to Purchase, none of Parent, Purchaser, majority-owned subsidiary of Parent or Purchaser or, to the best knowledge of Parent and Purchaser, any of the persons listed in Schedule I to this Offer to Purchase, has any present or proposed material agreement, arrangement, understanding or relationship with the Company or any of its executive officers, directors or subsidiaries.

        Except as set forth in this Offer to Purchase, none of Parent, Purchaser, or, to the best knowledge of Parent and Purchaser, any of the persons listed on Schedule I hereto, has had any business relationship or transaction with the Company or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the SEC applicable to the Offer. Except as set forth in this Offer to Purchase, there have been no contacts, negotiations or transactions between Parent or any of its subsidiaries or, to the best knowledge of Parent, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets during the past two (2) years. None of Parent, Purchaser or the persons listed in Schedule I has, during the past five (5) years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). None of Parent, Purchaser or the persons listed in Schedule I has, during the past five (5) years, been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

        Available Information.    Pursuant to Rule 14d-3 under the Exchange Act, Microsemi and Purchaser filed with the SEC a Tender Offer Statement on Schedule TO (the "Schedule TO"), of which this Offer to Purchase forms a part, and exhibits to the Schedule TO. Additionally, Microsemi is subject to the information reporting requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. The Schedule TO and the exhibits thereto, and such reports, proxy statements and other information, can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549-0213. Information regarding the public reference facilities may be obtained from the SEC by telephoning 1-800-SEC-0330. Microsemi filings are also available to the public on the SEC's internet site (http://www.sec.gov). Copies of such materials may also be obtained by mail from the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549-0213 at prescribed rates.

9.     Source and Amount of Funds.

        The Offer is not conditioned upon Microsemi's or Purchaser's ability to finance the purchase of Company Shares pursuant to the Offer. Microsemi and Purchaser estimate that the total amount of funds required to purchase all of the Company Shares pursuant to the Offer and consummate the Merger is approximately $323,912,016.60 including related transaction fees and expenses. Microsemi will have sufficient funds to consummate the purchase of Company Shares in the Offer and the Merger and the other transactions described above, and will cause Purchaser to have sufficient funds available to consummate such transactions. Microsemi expects to obtain the necessary funds from credit facilities for which Microsemi has received a commitment letter as described below, alternative financing or existing cash balances.

        Purchaser does not think its financial condition is relevant to the Company's stockholders' decision whether to tender Company Shares and accept the Offer because:

  •
  the Offer is being made for all outstanding Company Shares solely for cash;

  •
  Purchaser, through its parent company, Microsemi, will have sufficient funds available to purchase all Company Shares validly tendered in the Offer and not validly withdrawn in light of Microsemi's financial capacity in relation to the amount of consideration payable;

  •
  the Offer is not subject to any financing condition; and

  •
  if Purchaser consummates the Offer, it expects to acquire any remaining Company Shares for the same cash price in the Merger.

        It is anticipated that any indebtedness incurred by Microsemi in connection with the Offer and the Merger will be refinanced or repaid from funds generated internally by Microsemi and its subsidiaries. No final decisions have been made concerning the repayment of such indebtedness or the timing of such payments, and such decisions will be made based on Microsemi's review from time to time of the advisability of particular actions, as well as on interest rates and other economic conditions.

        Credit Facilities.    On October 21, 2013, Microsemi entered into a commitment letter (the "Commitment Letter") with Morgan Stanley Senior Funding, Inc. ("MSSF") pursuant to which MSSF has committed to provide a $150,000,000 senior secured incremental term loan facility (the "Facility," and the provision of such funds as set forth in the Commitment Letter, the "Financing"). The Facility is available to finance the Offer and the Merger and to pay fees and expenses related thereto. Under the Commitment Letter, MSSF will act as bookrunner, lead arranger and administrative agent. The actual documentation governing the Facilities has not been finalized, and accordingly, the actual terms may differ from the description of such terms below.

        Syndication.    Microsemi has agreed to assist, for a period of up to 60 days after the initial funding date, the lead arranger in connection with such syndication, including, without limitation, using commercially reasonable efforts to obtain ratings from Standard & Poor's Rating Service and Moody's Investors Service, Inc. that give pro forma effect to the Offer, the Merger and the borrowing under the Facility.

        Interest Rates.    Interest under the Facility are, at Microsemi's option, Base Rate or LIBOR, plus a margin of 1.50% Base Rate-based loans and 2.50% for LIBOR-based loans. Interest for Base Rate-based loans is calculated on the basis of a 365-day year and interest for LIBOR-based loans is calculated on the basis of a 360-day year.

        Fees.    Microsemi expects to pay certain customary upfront fees or original issue discount and other fees on or in respect of the aggregate principal amount of the incremental term loans on the initial funding date.

        Conditions to Initial Funding.    The initial borrowing under the Facility is conditioned upon the satisfaction of conditions customary in similar transactions, including, without limitation:

  •
  the execution of final customary documentation;

  •
  the consummation of the Offer in accordance with applicable law and the Merger Agreement in all material respects, without waiver or amendment of the Merger Agreement or any consent under the Merger Agreement that is materially adverse to the interests of the lenders under the Facility or the lead arranger without the prior written consent of the lead arranger and the administrative agent;

  •
  obtaining all necessary material governmental and third party consents and approvals required to be obtained by Microsemi and its subsidiaries for the Offer to be consummated and the expiration of all applicable waiting periods without any adverse action being taken by any competent authority;

  •
  the payment of certain fees and expenses;

  •
  the lead arranger shall have received certain financial statements and forecasts;

  •
  the delivery of all necessary documentation under the Patriot Act; and

  •
  the consummation of the Merger for consideration the cash component of which does not exceed the amount as calculated pursuant to the Merger Agreement, in compliance with law and in accordance with the Merger Agreement.

        Guarantees and Security.    All obligations of Microsemi under the Facility will be unconditionally guaranteed by each of the guarantors under Microsemi's existing credit agreement, dated as of November 2, 2010, with, among others, MSSF, as administrative agent (as amended, modified and supplemented from time to time, the "Existing Credit Agreement"). The Facility will be secured by a lien and security interest in the collateral that also secures the other loans and obligations under the Existing Credit Agreement.

        Representations, Warranties, Covenants and Events of Default.    The Facility will contain certain representations and warranties, certain affirmative covenants, certain negative covenants, certain conditions and events of default that are substantially similar to the Existing Credit Agreement.

10.   Background of the Offer; Past Contacts or Negotiations with the Company.

        Microsemi regularly evaluates strategic alternatives to expand and diversify its operations and to enhance shareholder value, including potential strategic acquisitions of other companies and additional product lines and assets.

        Between March of 2011 and March of 2012, executives from Microsemi and executives from the Company met on several occasions to explore areas of potential collaboration between the companies, including incorporating Microsemi components in the Company's products and strategic collaboration in the timing business. These meetings were held pursuant to a mutual non-disclosure agreement between the Company and Microsemi, executed on or about March 3, 2011.

        On July 24, 2013, James J. Peterson, Microsemi's Chief Executive Officer, called the office of Elizabeth Fetter, the Company's Chief Executive Officer, to request a lunch meeting. Mr. Peterson did not provide any strategic context for his meeting request.

        On August 12, 2013, Mr. Peterson, Steven Litchfield, Microsemi's Executive Vice President and Chief Strategy Officer, and Robert Adams, Microsemi's Vice President of Corporate Development, met with Ms. Fetter and Manish Gupta, the Company's Vice President, Marketing and Business Development, at the Company's offices. During this meeting, Mr. Peterson expressed Microsemi's interest in a potential acquisition of the Company. Ms. Fetter responded that the Company was just beginning to implement a refocused strategic plan to drive shareholder value, and that it was too early to discuss a sale of the Company. Mr. Peterson reiterated his interest in potentially acquiring the Company, and said that Microsemi could pay a substantial premium to the market price of the Company's shares. Ms. Fetter told Mr. Peterson that if he wished to put a proposal in writing, she would take it to the Company Board for consideration.

        On August 16, 2013, Mr. Litchfield sent an e-mail to Ms. Fetter attaching Microsemi's non-binding letter of intent to purchase the Company at a price of $6.28 per share in cash for each outstanding share of Company common stock on a fully-diluted basis. The letter called for the Company to agree to a 60-day period of negotiating exclusivity with Microsemi.

        On August 26, 2013, Ms. Fetter e-mailed a letter to Mr. Litchfield, stating that the price offered by Microsemi did not reflect a fair price to the Company's shareholders, that she was very focused on enhancing the Company's market value, and that that effort had just begun and was her top priority this year. Ms. Fetter also telephoned Mr. Litchfield that same day to deliver this message.

        On August 27, 2013, Mr. Litchfield e-mailed Ms. Fetter, thanking her for her response, advocating for Microsemi's offer, and requesting contact information for James Chiddix, the Company's Chairman of the Board. Ms. Fetter did not respond to this request.

        On August 29, 2013, Mr. Peterson e-mailed Ms. Fetter, stating that he found her response unacceptable, and that he hoped the Company had initiated a Company Board-level committee to review Microsemi's non-binding letter of intent.

        On September 3, 2013, Mr. Peterson e-mailed Ms. Fetter, stating that he would like the Company to enter into an exclusivity agreement for the sale of the Company to Microsemi. He further stated that, as part of the process he would insist upon a go-shop period to allow Company shareholders to verify the fairness of the proposed transaction.

        On September 5, 2013, Ms. Fetter telephoned Mr. Litchfield, and e-mailed Mr. Peterson, to inform them that the Company Board had reaffirmed that Microsemi's proposed offer price was inadequate. Mr. Peterson responded to Ms. Fetter by e-mail shortly thereafter. He asked her to elaborate on what she and the Company Board would consider full value for the Company's shares. He further informed her that his team would work to better understand the Company Board's view of the Company's value, and he reiterated Microsemi's ability to execute a successful transaction.

        On September 9, 2013, Mr. Peterson again e-mailed Ms. Fetter seeking a meeting between Microsemi representatives and Company representatives.

        On September 11, 2013, Justin Spencer, the Company's Chief Financial Officer, e-mailed to Mr. Litchfield a draft non-disclosure and standstill agreement that had been prepared by Latham & Watkins LLP, counsel to the Company ("Latham").

        On September 12, 2013, David Goren, Microsemi's Senior Vice President Business Affairs, Legal and Compliance, e-mailed comments to Latham on the draft non-disclosure agreement, deleting the proposed standstill provisions and modifying certain of the confidentiality provisions.

        On September 13, 2013, Mr. Litchfield and Ms. Fetter exchanged e-mails regarding scheduling of a Company management presentation to Microsemi representatives for the following week. A representative of Latham telephoned Mr. Goren to explain that the Company Board required the standstill as a condition to granting Microsemi access to confidential information of the Company.

        On September 15, 2013, Mr. Goren informed a representative of Latham that Microsemi would agree to the requested six-month standstill, but that Microsemi would insist on exclusive negotiating rights for a period of five to six weeks. Mr. Goren reaffirmed that Microsemi would agree to a go-shop period in any definitive agreement, as suggested in Mr. Peterson's September 3rd e-mail. Over the next several days, Microsemi and Company representatives exchanged e-mails regarding scheduling of the management presentation. Mr. Spencer and Mr. Litchfield tentatively scheduled a meeting for September 25, 2013, subject to resolution of the issues relating to exclusivity and standstill.

        On September 16, 2013, Mr. Litchfield e-mailed to Ms. Fetter a revised letter of intent. The offer price in the revised letter of intent remained unchanged at $6.28 per share. The letter requested the Company's agreement to a six-week exclusivity period.

        On September 21, 2013, Mr. Peterson e-mailed Ms. Fetter urging the Company to grant exclusivity to Microsemi, and stating that his offer to execute a six-month standstill would expire in two days.

        On September 23, 2013, a representative of Latham telephoned Mr. Goren and told him that the Company's transaction committee had determined that it could not grant exclusivity to Microsemi at the current time and based on current facts, but that the Company remained willing to share confidential information under the confidentiality agreement and standstill that the Company had previously proposed. Mr. Goren asked if the Company Board would be willing to consider a shorter standstill period. The Latham representative told Mr. Goren that the Company Board had not discussed that possibility, but that it would listen to any other proposals Microsemi might make. Later that evening, Mr. Peterson e-mailed Ms. Fetter again urging that the Company grant exclusivity to Microsemi.

        On September 24, 2013, Ms. Fetter and Mr. Peterson spoke. Ms. Fetter told Mr. Peterson that the Company Board did not believe that Microsemi's offer price of $6.28 represented full value. She said that the Company was prepared to share its detailed data showing why not, once Microsemi executed the confidentiality and standstill agreement. She also stated that the Company had other strategic alternatives that could drive higher shareholder value, including in the near term. She stated that the Company Board could not grant Microsemi exclusivity at this time, at this price, and given these facts. Mr. Peterson told Ms. Fetter that he could not execute a standstill without receiving exclusivity, so the management presentation scheduled for the next day would be cancelled. Mr. Peterson requested a written response to Microsemi's letter of intent.

        On September 25, 2013, Ms. Fetter e-mailed Mr. Peterson confirming the message she had delivered the previous day: that after Company Board discussion, the Company could not grant exclusivity at that time, at the proposed price. That same day, the Company resent the letter from August 26, 2013 to Microsemi, in which the Company rejected Microsemi's offer to purchase the Company.

        On September 26, 2013, Mr. Litchfield e-mailed to Ms. Fetter a revised letter of intent. The offer price in the revised letter of intent remained unchanged at $6.28 per share. The letter stated that Microsemi found it disappointing that the Company Board and management would not consider more seriously the proposed transaction. The letter stated that Microsemi would agree to a six-month standstill agreement, and requested the Company's agreement to a six-week exclusivity period. Shortly thereafter, Mr. Peterson e-mailed Ms. Fetter requesting an in-person meeting. After some discussion by e-mail, they agreed that Ms. Fetter, Mr. Peterson, Mr. Litchfield and Mr. Spencer would meet for dinner in San Jose on October 2, 2013.

        On October 2, 2013, Mr. Peterson, Mr. Litchfield, Ms. Fetter and Mr. Spencer met. Mr. Peterson proposed an increase in the offer price that he said would be keyed around the 52-week high for the Company's share price. He suggested that he was prepared to pursue a public route to an acquisition if necessary, launching during the week of October 21, with or without the Company's agreement. Ms. Fetter stated that she was not in a position to discuss Mr. Peterson's proposal ahead of deliberations by the Company Board. Dinner concluded with an understanding that Microsemi intended to send a revised proposal that Ms. Fetter would provide to the Company Board.

        Later that evening, Mr. Litchfield e-mailed Ms. Fetter and Mr. Spencer a revised letter of intent stating an offer price range of $6.28 to $7.03 per share. The revised letter shortened the requested exclusivity period to 30 days. Mr. Litchfield's e-mail requested a response by the close of business on October 4, 2013.

        On October 4, 2013, Microsemi and the Company executed a confidentiality agreement that contained a six-month standstill and 30-day exclusivity period.

        Between October 5 and October 21, 2013, representatives of Company and of Microsemi conducted numerous diligence calls and meetings relating to the Company and its business.

        On October 10, 2013, O'Melveny & Myers LLP, counsel to Microsemi ("O'Melveny") sent to Latham a first draft of the Merger Agreement. The same day, on behalf of the Company, a representative of Jefferies LLC, financial advisor to the Company ("Jefferies"), telephoned Mr. Litchfield to discuss next steps in the diligence and negotiating process and told Mr. Litchfield that the Company did not plan to give Microsemi representatives open access to all due diligence materials, or engage in negotiations over the Merger Agreement until Microsemi submitted a firm price proposal at a level that would warrant further engagement as may be determined by the Company Board. The Jefferies' representative also noted that no decision had been made to sell the Company, even at a price at the high end of Microsemi's previously stated range.

        On October 15, 2013, Ms. Fetter, Mr. Spencer, a representative of Jefferies, Mr. Peterson, Mr. Litchfield and Mr. Goren participated in a conference call to discuss diligence and negotiating process, the position of the Company Board, and next steps. Ms. Fetter noted that some Company Board members felt strongly that any firm purchase proposal received from Microsemi should be discussed and evaluated by the Company Board at its in-person meeting scheduled for October 25, 2013, and not before then. Mr. Peterson stated his strong intention to execute a definitive merger agreement and announce a transaction with the Company by October 21, 2013, and close by December 1, 2013. If a deal could not be reached by that date, he said that he likely would turn to a consideration of the other candidates and withdraw his attention from the Company. Mr. Peterson stated that Microsemi's offer price would be $7.03 per share.

        Later on October 15, 2013, Mr. Litchfield e-mailed a non-binding indication of interest letter to Ms. Fetter. The letter stated a revised offer price of $7.03 per share in cash for each outstanding share of Company stock on a fully-diluted basis.

        On October 16, 2003, Mr. Peterson e-mailed Ms. Fetter asking if the Company Board would make a favorable decision regarding the revised proposal by that evening. Later that same day, Mr. Peterson told Ms. Fetter that Microsemi wanted to close a transaction with the Company by December 1, 2013. Ms. Fetter raised the subject of price, saying that $7.03 was inadequate. Mr. Peterson stated that the Company's business was not worth more than that, but he had received approval from the Microsemi Board to offer $7.08 per share. Ms. Fetter stated that that was still inadequate, and that some Company Board members expected to see a price of $7.25 per share. Mr. Peterson said that if it would get the deal done, Microsemi would be willing to offer a price of $7.18 per share, although he would need approval of the Microsemi board to do that, and he could offer no higher. He further stated that he would offer this price if and only if the Company were to sign a definitive agreement by October 21, 2013, the day before the Company's earnings call scheduled for October 22, 2013, thus avoiding any unneccessary delays and potential market changes.

        On October 17, 2013, Mr. Litchfield e-mailed Ms. Fetter a proposed timeline that called for (among other things) announcing the transaction on October 21, 2013, launching a tender offer on October 25, 2013, and closing on November 22, 2013. That same evening, Mr. Peterson e-mailed Ms. Fetter and reiterated that he desired to announce any transaction at the close of market on October 21, 2013 to avoid unneccessary delays and potential market changes.

        Early in the morning on October 18, 2013, Mr. Peterson e-mailed Ms. Fetter, Mr. Spencer, Mr. Goren, Mr. Litchfield, and two other Microsemi executives, stating that he intended to announce an offer at the close of market on October 21, 2013.

        Later on October 18, 2013, Latham sent a revised draft of the Merger Agreement to O'Melveny, and on October 19, 2013, O'Melveny and Latham traded further drafts of the Merger Agreement. Microsemi's and the Company's advisors specifically negotiated provisions in the draft Merger Agreement related to the minimum amount of cash at closing, and a condition to closing that relieved Microsemi from any obligation to divest assets if required by regulatory authorities. The parties also engaged in back-and-forth negotiations regarding the size of the termination fee and length of the go-shop period.

        Representatives of the parties and their legal advisors worked over the weekend of October 19 and 20, 2013, to finalize the Merger Agreement. Ms. Fetter spoke to Mr. Litchfield, and a representative of Latham spoke to a representative of O'Melveny numerous times to discuss the Company's and Microsemi's position on issues in the Merger Agreement, and to negotiate solutions to their differences. The minimum cash condition was removed from the final Merger Agreement, and the regulatory approval condition was revised to require Microsemi to divest assets meeting certain agreed criteria if required by regulatory authorities.

        On October 20, 2013, Microsemi's Board met and approved the transaction.

        On October 21, 2013, Microsemi, Purchaser, and the Company executed and delivered the Merger Agreement, and the Company and Microsemi issued a joint press release announcing the transaction.

11.   The Transaction Documents.

        The Merger Agreement.    The following is a summary of the material provisions of the Merger Agreement. The following description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement itself, which we have filed with the SEC as an exhibit to the Tender Offer Statement on Schedule TO, which you may examine and copy as set forth in Section 8—"Certain Information Concerning Parent and Purchaser" above. For a complete understanding of the Merger Agreement, you are encouraged to read the full text of the Merger Agreement. Capitalized terms used in the following summary and not otherwise defined in this Offer to Purchase have the meanings set forth in the Merger Agreement.

        Explanatory Note Regarding Summary of Merger Agreement and Representations and Warranties in the Merger Agreement.    The summary of the terms of the Merger Agreement is intended to provide information about the terms of the Merger. The terms and information in the Merger Agreement should not be relied on as disclosures about Parent or the Company without consideration of the entirety of public disclosure by Parent and the Company as set forth in all of their respective public reports with the SEC. The terms of the Merger Agreement (such as the representations and warranties) govern the contractual rights and relationships, and allocate risks, between the parties in relation to the Merger. In particular, the representations and warranties made by the parties to each other in the Merger Agreement have been negotiated between the parties with the principal purpose of setting forth their respective rights with respect to their obligation to close the Merger should events or circumstances change or be different from those stated in the representations and warranties. Matters may change from the state of affairs contemplated by the representations and warranties. Parent and the Company will provide additional disclosure in their public reports to the extent that they are aware of the existence of any material facts that are required to be disclosed under federal securities law and that might otherwise contradict the terms and information contained in the Merger Agreement and will update such disclosure as required by federal securities laws.

        The Offer.    The Merger Agreement provides for the commencement of the Offer as promptly as reasonably practicable, but no later than seven (7) business days (commencing with the first business day) after the date of the Merger Agreement, provided that the Merger Agreement has not terminated in accordance with its terms and that certain events set forth in Annex A of the Merger Agreement have not occurred.

        Conditions to the Offer.    The obligation of Purchaser to accept for payment, purchase and pay for any Company Shares tendered pursuant to the Offer is subject to (x) the satisfaction of the Minimum Condition and (y) the other conditions set forth in Section 15—"Conditions of the Offer." Purchaser expressly reserves the right (but shall not be obligated) at any time, or from time to time, on or before the expiration of the Offer (except for conditions dependent upon the receipt of necessary government approvals, which may be asserted at any time and from time to time), in its sole discretion, to amend or waive any such condition (other than the Minimum Condition, which may not be amended or waived), to increase the price per Company Share payable in the Offer, and to make any other changes in the terms and conditions of the Offer; provided, that, without the prior written consent of the Company no change may be made that decreases the price per Company Share payable in the Offer (except as provided in the Merger Agreement), changes the form of consideration payable in the Offer, decreases the number of Company Shares sought to be purchased in the Offer, adds to the conditions to the Offer set forth in Section 15—"Conditions of the Offer," extends the Offer other than as described below, or modifies or amends any condition to the Offer in any manner that broadens such conditions or is adverse to the holders of Company Shares.

        The Offer shall remain open until 12:00 midnight, New York City time, at the end of the twentieth (20th) business day beginning with (and including) the date that the Offer is commenced (the "Expiration Date"), unless the period of time for which the Offer is open shall have been extended pursuant to, and in accordance with, the provisions of the Merger Agreement or as required by applicable laws or the interpretations of the SEC (in which event the term "Expiration Date" shall mean the latest time and date as the Offer, as so extended, may expire).

        Notwithstanding the foregoing, unless the Merger Agreement shall have been terminated in accordance with its terms, (i) Purchaser will extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or its staff or the Nasdaq Stock Market that is applicable to the Offer, and (ii) if, on the initial Expiration Date or any subsequent date as of which the Offer is scheduled to expire, any condition of the Offer is not satisfied and has not been waived, then Purchaser will extend (and re-extend) the Offer and its expiration date beyond the initial Expiration Date or such subsequent date for one or more additional periods of up to 10 business days each (each such extension period, an "Additional Offer Period"), to permit such conditions of the Offer to be satisfied; provided, however, that notwithstanding the foregoing clauses (i) and (ii) of this paragraph, (A) if any of certain of the events set forth in Annex A of the Merger Agreement shall have occurred on or before the initial Expiration Date or the end of any Additional Offer Period, in no event shall Purchaser be required to extend the Offer beyond the Initial Expiration Date or end of such Additional Offer Period, as applicable; (B) if, at the initial Expiration Date or the end of any Additional Offer Period, all of the Offer Conditions, except for the Minimum Condition, are satisfied or have been waived, then Purchaser shall only be required to extend the Offer and its expiration date beyond the initial Expiration Date or such subsequent date for one or more additional periods not to exceed an aggregate of 20 business days, to permit such Offer Condition to be satisfied; and (C) in no event shall Purchaser be required to extend the Offer beyond the Outside Date; provided further, that the foregoing clauses (i) and (ii) of this paragraph shall not be deemed to impair, limit or otherwise restrict in any manner the right of Parent to terminate the Merger Agreement pursuant to its terms. Purchaser shall not terminate the Offer prior to any scheduled Expiration Date without the prior written consent of the Company except in the event the Merger Agreement is terminated pursuant to its terms.

        Under limited circumstances, Purchaser is permitted to (but not obligated to) provide for a single subsequent offering period in accordance with Rule 14d-11 under the Exchange Act of at least three business days and not more than 20 business days (determined in accordance with Rule 14d-1(g)(3) under the Exchange Act). Purchaser is not permitted to provide for a subsequent offering period if the Merger can be effected pursuant to Section 251(h) of the DGCL or Section 253 of the DGCL. Subject to the terms and conditions of the Merger Agreement and the Offer, Purchaser shall (and Parent shall cause Purchaser to) accept for payment, and pay for, all Company Shares validly tendered during such subsequent offering period, as promptly as practicable after any such Company Shares are tendered during such subsequent offering period.

        In no event will these extension provisions extend the Offer beyond the Outside Date (which is defined in the Merger Agreement as January 31, 2014; provided, however, that the "Outside Date" shall be automatically extended until May 31, 2014 if all of the conditions to the Offer are satisfied or waived (if applicable) as of January 31, 2014 other than the Minimum Condition and the condition requiring certain regulatory approvals).

        In the event that the Merger Agreement is terminated pursuant to its terms, Purchaser shall (and Parent shall cause Purchaser to) promptly (and in any event within twenty four (24) hours of such termination), irrevocably and unconditionally terminate the Offer.

        Top-Up Option.    If there shall have occurred a 251(h) Inapplicable Determination, then under the Merger Agreement, the Company has granted to Purchaser an irrevocable option, exercisable only in accordance with the terms and conditions set forth in the Merger Agreement, to purchase up to that number of Company Shares equal to the lowest number of Company Shares that, when added to the number of Company Shares collectively owned by Parent or Purchaser at the time of exercise, shall constitute one (1) Company Share more than 90% of the sum of (i) the then outstanding Company Shares plus (ii) a number equal to the number of Shares issuable upon the conversion of any convertible securities or upon the exercise of any options, warrants or rights including Company RSUs, Company Stock Options and Company Shares to be issued pursuant to the Company's 2010 Employee Stock Purchase Plan, as amended (the "ESPP"), in each case, which are convertible or exercisable prior to the date that is ten (10) business days after such exercise and the issuance of the Top-Up Option Shares, at a purchase price per Top-Up Option Share equal to the price per Company Share payable in the Offer. The Top-Up Option shall not be exercisable for Company Shares in excess of the number of Company Shares authorized and unissued or held in the treasury of the Company (giving effect to the Company Shares issuable pursuant to all then outstanding Company Stock Options, Company RSUs and any other rights to acquire Company Shares as if such shares were outstanding).

        The Merger.    The Merger Agreement provides that following the satisfaction or waiver of the offer conditions, at the Effective Time, Purchaser will be merged with and into the Company with the Company being the surviving corporation in the Merger (the "Surviving Corporation"). Following the Effective Time, the separate corporate existence of Purchaser will cease, and the Company will continue as the Surviving Corporation, wholly owned by Parent.

        The directors of Purchaser immediately prior to the Effective Time will be the directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation. The officers of the Company immediately prior to the Effective Time will be the officers of the Surviving Corporation, until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal.

        Pursuant to the Merger Agreement, each Company Share issued and outstanding immediately prior to the Effective Time (other than Company Shares held in the treasury of the Company or directly owned by Parent, Purchaser, or any subsidiary of Parent or the Company, which will be canceled and will cease to exist) will be converted into the right to receive net in cash, without interest and less any required withholding taxes, an amount equal to the Offer Price paid in the Offer (the "Merger Consideration").

        Treatment of Equity Awards and Employee Stock Purchase Plan in the Merger.    The Merger Agreement provides that at the Effective Time of the Merger the Company Stock Options, Company Shares that are unvested or are subject to repurchase option, risk of forfeiture or other condition on title or ownership ("Company Restricted Stock") and Company RSUs that are outstanding as of the Effective Time and the rights of participants in the ESPP will be treated as follows:

  •
  each Company Stock Option that is outstanding and unvested at the Effective Time, after giving effect to any accelerated vesting provisions in effect on October 21, 2013 and set forth in a Disclosed Employee Arrangement or pursuant to Section 3.7(g) of the Merger Agreement, and that is not an Out-of-the-Money Option (such option, an "Unvested Option") will be assumed by Parent. Each Unvested Option assumed by Parent will continue to have, and be subject to the same terms and conditions of such stock option immediately prior to the Effective Time, including the vesting restrictions, except for administrative changes that are not adverse to a holder of the Unvested Option or to which the holder consents and except that (i) each Unvested Option will be exercisable for a number of shares of Parent common stock (the "Parent Common Stock") equal to the product of the number of Company Shares that would be issuable upon exercise of the Unvested Option immediately prior to the Effective Time multiplied by the quotient obtained by dividing (A) the Merger Consideration by (B) the average closing price of Parent Common Stock on NASDAQ for the five (5) trading days immediately preceding (but not including) the Effective Time (the "Exchange Ratio"), rounded down to the nearest whole number of shares of Parent Common Stock, and (ii) the per share exercise price for the Parent Common Stock issuable upon exercise of such assumed Unvested Option will be equal to the quotient determined by dividing the per share exercise price of the Unvested Option immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest whole cent, and (iii) all references to the "Company" in the applicable Company Stock Plans and the stock option agreements will be references to Parent. Each Unvested Option so assumed by Parent shall qualify following the Effective Time as an incentive stock option as defined in Section 422 of the Code to the extent permitted under Section 422 of the Code and to the extent such Unvested Option qualified as an incentive stock option prior to the Effective Time;

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  each Company Stock Option that is outstanding and vested (including after giving effect to any accelerated vesting provisions in effect on October 21, 2013 and set forth in a Disclosed Employee Arrangement or pursuant to Section 3.7(g) of the Merger Agreement) at the Effective

    Time and that is not an Out-of-the-Money Option (such option, a "Vested Option") will be cancelled at the Effective Time and will be automatically converted into the right to receive as soon as practicable after the Effective Time, an amount in cash determined by multiplying (i) the excess, if any, of the Merger Consideration over the applicable exercise price of such Vested Option by (ii) the number of Company Shares subject to such Vested Option, less applicable deductions and withholdings required by law to be withheld in respect of such payment;

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  each Company Stock Option that is outstanding (vested or unvested) at the Effective Time that has an exercise price per share greater than the Merger Consideration (such option, an "Out-of-the-Money Option") will be cancelled at the Effective Time for no consideration;

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  each Company RSU that is outstanding and unvested at the Effective Time (including after giving effect to any accelerated vesting provisions in effect on October 21, 2013 and set forth in a Disclosed Employee Arrangement or pursuant to Section 3.7(g) of the Merger Agreement) (an "Unvested RSU") will be assumed by Parent and each Unvested RSU assumed by Parent will continue to have the same terms and conditions of such Company RSU in effect immediately prior to the Effective Time, including the vesting restrictions, except for administrative changes that are not adverse to a holder of an Unvested RSU or to which the holder consents and except (i) that each RSU shall cover a number of shares of Parent Common Stock equal to the product of Company Shares that would be issuable under the Company RSU immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of Parent Common Stock and (ii) all references to the "Company" in the applicable Company Stock Plans and the restricted stock unit agreements will be references to Parent;

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  each Company RSU that is outstanding and vested at the Effective Time (a "Vested RSU") shall be cancelled at the Effective Time. Each holder of a Vested RSU (after giving effect to any accelerated vesting provisions or pursuant to Section 3.7(g) of the Merger Agreement) shall be eligible to receive as soon as practicable after the Effective Time (or, to the extent required in order to avoid the holder becoming subject to any tax, penalty or interest under Section 409A of the Code, the earliest payment date provided for in the terms and conditions of the Vested RSU) an amount in cash (without interest) equal to (i) the Merger Consideration multiplied by (ii) the number of Company Shares subject to each Vested RSU, less all applicable deductions and withholdings required by law to be withheld in respect of such payment. If the payment for any Vested RSU cannot be made as soon as practicable after the Effective Time without triggering any tax, penalty or interest under Section 409A of the Code, the Company shall provide prior to the Effective Time Parent with a written schedule specifically identifying the applicable payment date for each such Vested RSU that complies with the payment rules under Section 409A of the Code;

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  each share of Company Restricted Stock held by a non-employee director or consultant of the Company or any employee or other service provider of the Company who is not a continuing employee or continuing service provider shall be fully accelerated at the Effective Time (and all restrictions thereupon shall lapse) and shall be cancelled and converted automatically into the right to receive an amount of cash equal to the Merger Consideration in the Merger as described above for holders of Company Shares;

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  each share of Company Restricted Stock held by a continuing employee or continuing service provider shall be cancelled at the Effective Time and shall be entitled to receive, upon or within thirty (30) days following the date on which any Company Shares subject to such award would have vested following the Effective Time in accordance with the provisions of the award agreement that evidences such Company Restricted Stock (each such date, a "Vesting Date"), a cash payment equal to the product of (x) the number of Company Shares subject to the portion of such Company Restricted Stock award that would have vested on such Vesting Date multiplied by (y) the Merger Consideration, subject to such holder continuing to provide services to the Company, Parent or its subsidiaries through each such Vesting Date; provided, however, that in the event the employment of any such continuing employee or continuing service provider with the Company, Parent or an affiliate of Parent, shall be terminated by the Company, Parent or an affiliate of Parent, as the case may be, without Cause, or continuing employee or continuing service provider resigns for Good Reason, prior to the one-year anniversary of the Effective Time, the Vesting Date of each such share of Company Restricted Stock held by such continuing employee or continuing service provider shall be fully accelerated at such time of termination and such continuing employee or continuing service provider shall be entitled to receive a cash payment, within thirty (30) days following the date of termination, equal to the aggregate amount of Merger Consideration remaining to be paid at such time in respect of the shares of Company Restricted Stock;

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  the vesting and, if applicable, exercisability of each outstanding Company Stock Option held by a non-employee director or consultant of the Company or any employee or other service provider of the Company who is not a continuing employee or continuing service provider, shall accelerate in full, and such Company Stock Options shall be canceled at the Effective Time with no consideration payable in connection with such cancellation except to the extent described above for Vested Options to the extent that the Company Stock Option is vested and, if applicable, not exercised immediately prior to the Effective Time; and

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  the rights of participants in the ESPP with respect to any offering period underway immediately prior to the Effective Time under the ESPP shall be determined by treating the last business day prior to the Effective Time (the "Designated Date") as the last day of such offering period and by making such other pro-rata adjustments as may be necessary to reflect the shortened offering period but otherwise treating such shortened offering period as a fully effective and completed offering period for all purposes under the ESPP. On the Designated Date, the funds credited as of such date under the ESPP within the associated accumulated payroll withholding account for each participant under the ESPP will be used to purchase shares in accordance with the terms of the ESPP, and each share purchased thereunder will be canceled at the Effective Time and converted into the right to receive the Merger Consideration described above for holders of Company Shares.

        Representations and Warranties.    The Merger Agreement contains representations and warranties made by the Company to Parent and Purchaser and representations and warranties made by Parent and Purchaser to the Company. The assertions embodied in those representations and warranties were made solely for purposes of the Merger Agreement and may be subject to important qualifications and limitations agreed to by the parties in connection with negotiating the terms of the Merger Agreement.

        In the Merger Agreement, the Company has made customary representations and warranties to Parent and Purchaser, including representations relating to: organization and qualification; Company subsidiaries; Certificate of Incorporation and Bylaws; capitalization; authority relative to the Merger Agreement; no conflict; required filings and consents; permits; compliance; SEC filings; financial statements; absence of certain changes or events; absence of litigation; employee benefit plans (including certain representations relating to Rule 14d-10 of the Exchange Act); labor and employment matters; offer documents; Schedule 14D-9; proxy statement; property and leases; intellectual property; taxes; environmental matters; material contracts; insurance; brokers and expenses; takeover laws; customers and suppliers; certain business practices; data protection; systems and information technology; minute books; export control and economic sanctions laws; government contracts; affiliate transactions; vote required; and opinion of financial advisor.

        In the Merger Agreement, Parent and Purchaser have made customary representations and warranties to the Company, including representations relating to: corporate organization; authority relative to the Merger Agreement; no conflict; required filings and consents; financing; offer documents; absence of litigation; status of Purchaser; ownership of Company Capital Stock and vote required.

        Certain representations and warranties of the Company are qualified by reference to a Material Adverse Effect. As used in the Merger Agreement, a "Material Adverse Effect" means any event, occurrence, condition, circumstance, development, state of facts, change, or effect (each, an "Effect"), individually or when taken together with all other Effects, that is materially adverse to, or has had a material adverse effect on (x) the business, financial condition, assets, properties, liabilities or results of operations of the Company and its subsidiaries, taken as a whole, or (y) the Company's ability to consummate the Offer and the Merger; provided, that, with respect to clause (x) above, none of the following Effects shall be taken into account in determining whether there has been a Material Adverse Effect: (i) changes in the industry in which the Company operates; (ii) changes in the general economic or business conditions within the U.S. or other jurisdictions in which the Company has operations; (iii) general changes in the economy or financial markets of the U.S. or any other region outside of the U.S.; (iv) earthquakes, fires, floods, hurricanes, tornadoes or similar catastrophes, or acts of terrorism, war, sabotage, national or international calamity, military action or any other similar event or any change, escalation or worsening thereof after the date hereof; (v) any change in generally accepted accounting principle or any change in laws applicable to the operation of the business of the Company and its subsidiaries; (vi) any Effect, including loss of customers or employees of the Company and its subsidiaries, as a result of the announcement or pendency of the Offer and Merger; (vii) any decline in the market price, or change in trading volume, of the capital stock of the Company or any failure to meet internal or published projections, forecasts or revenue or earning predictions for any period; provided that the underlying causes of such decline, change or failure, may be considered in determining whether there was a Material Adverse Effect, (viii) any actions taken, or failure to take any action, in each case, to which Parent or Purchaser has expressly approved, consented or requested or that is required or prohibited by this Agreement and (ix) any stockholder class action litigation, derivative or similar litigation arising out of or in connection with or relating to the Merger Agreement and the transactions contemplated thereby, including allegations of a breach of fiduciary duty or misrepresentation in public disclosure; provided, that an Effect described in any of clauses (i)-(iii) and (v) may be taken into account to the extent the Company and its subsidiaries are disproportionately affected thereby relative to other peers of the Company and its subsidiaries in the same industries in which the Company and its subsidiaries operate.

        Company Board Representation; Section 14(f).    The Merger Agreement provides that, subject to compliance with applicable law, upon acceptance for payment of any Company Shares pursuant to the Offer, Purchaser will be entitled to designate that number of directors, rounded up to the next whole number, on the Company Board that is equal to the product of (i) the total number of directors on the Company Board (giving effect to the directors elected pursuant to this sentence) and (ii) the percentage that the aggregate number of Company Shares beneficially owned by Parent and Purchaser (including Company Shares accepted for payment) bears to the total number of Company Shares outstanding, and the Company will, promptly take all actions reasonably necessary to cause the Company's designees to be elected as directors of the Company, including, at Parent's election, by increasing the size of the Company Board or seeking and accepting the resignations of incumbent directors, or both.

        At such time, the Company shall also take all necessary action to cause persons designated by Purchaser to constitute the same percentage (rounded up if necessary) as persons designated by Purchaser constitute to the Company Board of (i) each committee of the Company Board, (ii) the board of directors of each of its subsidiaries, and (iii) each committee of each such board. The

Company will promptly take all action required to effect any such election or appointment, including all actions required pursuant to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, and will include with the Schedule 14D-9 such information with respect to the Company and its officers and directors as is required under Section 14(f) and Rule 14f-1 to fulfill such obligations. Parent or Purchaser will supply to the Company any information with respect to either of them and their nominees, officers, directors and affiliates required by such Section 14(f) and Rule 14f-1.

        The Merger Agreement also provides that, following the election or appointment of Purchaser's designees as directors pursuant to the Merger Agreement and prior to the Effective Time or termination of the Merger Agreement by the Company, the approval of a majority of the Independent Directors shall be required to authorize (i) any amendment or termination of the Merger Agreement on behalf of the Company, (ii) any extension by the Company of the time for the performance of any of the obligations of Parent or Purchaser under the Merger Agreement, or any waiver of compliance with any of the agreements or conditions contained in the Merger Agreement for the benefit of the Company and (iii) any amendment of the certificate of incorporation or bylaws of the Company that would adversely affect the ability of the Company to consummate the Offer or the Merger. Such authorization shall constitute the authorization of the Company Board and no other action on the part of the Company, including any action by any other director of the Company, shall be required to authorize such action. For purposes of the Merger Agreement, an "Independent Director" shall mean a member of the Company Board who is independent for purposes of the continued listing requirements of NASDAQ.

        In the event that Purchaser's designees are elected or appointed to the Company Board pursuant to the provisions of the Merger Agreement described in the immediately preceding paragraphs, then, until the Effective Time, the Company shall cause the Company Board to maintain at least two (2) Independent Directors; provided, however, that, if any Independent Director is unable to serve due to death, disability or other reason, the remaining Independent Director(s) shall be entitled to elect or designate another individual to fill such vacancy who shall be deemed to be an Independent Director for purposes of the Merger Agreement or, if no Independent Directors then remain, the other directors shall designate two (2) persons to fill such vacancies who are not employees, officers, directors or affiliates of the Company, Parent or Purchaser, and such persons shall be deemed to be Independent Directors for purposes of the Merger Agreement.

        Conduct of Business Pending the Merger.    The Merger Agreement provides that between the date of the Merger Agreement and the earlier of (1) the Effective Time and (2) the date upon which Purchaser's designees constitute a majority of the members of the Company Board, the Company shall, and shall cause each of its subsidiaries to, (i) conduct its businesses in the ordinary course of business and in a manner consistent with past practice and in compliance in all material respects with all applicable laws; (ii) use commercially reasonable efforts to preserve substantially intact its business organization, to keep available the services of its current officers, employees, and consultants and to preserve its current relationships with its customers, suppliers, distributors, licensors, licensees and other persons with which it has business relations; and (iii) not take any action with an intent to adversely affect or delay in any material respect the ability of either Parent or the Company to obtain any necessary approvals of any regulatory agency or other governmental authority required for the Transactions. The Merger Agreement further provides that, except as (x) expressly contemplated by the Merger Agreement, (y) set forth in the disclosure schedule or (z) as required in compliance with all applicable laws, neither the Company nor any of its subsidiaries shall, between the date of the Merger Agreement and the Effective Time, directly or indirectly, do, or propose to do, any of the following without the prior written consent of Parent (which shall not be unreasonably withheld, delayed or conditioned):

  •
  amend or otherwise change its certificate of incorporation or bylaws or equivalent organizational documents;

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  issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any shares of any class of capital stock of the Company or any of its subsidiaries, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including any phantom interest and including any Company RSUs, Company Stock Options or voting securities), of the Company or any of its subsidiaries, except for (i) the issuance of Company Shares pursuant to exercises of Company Stock Options outstanding on October 21, 2013 or in accordance with Section 6.1(b) of the Disclosure Schedule, and (ii) the issuance of Company Shares pursuant to the Company ESPP;

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  transfer, lease, sell, pledge, license, dispose of, abandon, allow to lapse, or encumber any material assets or properties of the Company or any of its subsidiaries, except in the ordinary course of business;

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  declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (other than dividends or distributions made by a subsidiary of the Company to the Company or another subsidiary of the Company);

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  reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock, except (i) in accordance with agreements evidencing Company Stock Options or Company Restricted Stock or (ii) tax withholdings and exercise price settlements upon the exercise of Company Stock Options;

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  (i) acquire, directly or indirectly (including by merger, consolidation, or acquisition of stock or assets or any other business combination), any corporation, partnership, other business organization or any division thereof or any other business, or any equity interest in any person; (ii) incur any indebtedness for borrowed money or issue any debt securities, or assume, guarantee or endorse, or otherwise become responsible for (contingently or otherwise), the obligations of any person; (iii) make any loans, advances or capital contributions, except for employee loans or advances for travel expenses and extended payment terms for customers, in each case subject to applicable law and only in the ordinary course of business; (iv) make, authorize, or make any commitment with respect to any capital expenditure or other expenditure that is, collectively, in the aggregate for the Company and its subsidiaries taken as a whole in excess of $2,000,000 per fiscal quarter; (v) make or direct to be made any capital investments or equity investments in any entity, other than investments in any wholly owned subsidiary of the Company; or (vi) enter into or amend any contract, commitment or arrangement with respect to the foregoing;

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  except to the extent required by (a) applicable law, (b) the existing terms of any Plan as in existence on October 21, 2013 included as a Disclosed Employee Arrangement in Schedule 4.10(c) of the Disclosure Schedule, or (c) the express terms of the Merger Agreement (i) increase the compensation payable or to become payable (including bonus grants) or increase or accelerate the vesting of any benefits provided, or pay or award any payment or benefit not required as of October 21, 2013 by a Plan as existing as of October 21, 2013, to its directors, officers or employees, or other service providers, (ii) grant any new severance or termination pay or benefits to, or enter into any employment, severance, retention, change in control, consulting, or termination contract with any director, officer or other employee or other service providers of the Company and of its subsidiaries, subject to certain exceptions, other than offer letters, employment agreements, or consulting agreements entered into in the ordinary course of business that are terminable at will and without material liability to the Company or any of its subsidiaries, (iii) establish, adopt, enter into or amend any collective bargaining, work council, work force, bonus, profit-sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, contract, trust, fund, policy or arrangement for the benefit of any director, officer or employee or other service providers (including the ESPP), except as necessary to maintain tax-qualified status or tax-favored treatment, or (iv) hire, elect or appoint any officer, director or employee holding a position of vice president or above;

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  except as publicly announced prior to October 21, 2013, announce, implement or effect any reduction in labor force greater than five percent (5%) of the total Company headcount, lay-off, early retirement program, severance program or other program or effort concerning the termination of employment of employees of the Company or any of its subsidiaries, other than routine employee terminations;

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  enter into a new line of business that (A) is material to the Company and its subsidiaries taken as a whole, or (B) represents a category of revenue that is not discussed in Item 1 of the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2013;

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  make or change any tax election, adopt or change any accounting period or any accounting method with respect to taxes, file any amended tax return, enter into any closing agreement with respect to taxes, settle any tax claim or assessment relating to the Company or any of its subsidiaries, surrender any right to claim a refund of taxes, consent to any extension or waiver of the limitation period applicable to any tax claim or assessment relating to the Company or any of its subsidiaries, destroy or dispose of any books and records with respect to tax matters relating to periods beginning before the Effective Time and for which the statute of limitations is still open or under which a record retention agreement is in place with a governmental authority, in each case, only to the extent such action would have the effect of materially increasing the tax liability of the Company or any of its subsidiaries for any period ending after the Effective Time;

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  settle any material claim, arbitration or other action;

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  except as required by law, or in the ordinary course of business consistent with past practice, enter into any contract or amendment that would be a "Company Material Contract" (as defined in the Merger Agreement), or amend or modify in any material respect in a manner that is adverse to the Company or its subsidiaries, or consent to the termination of, any Company Material Contract, or waive or consent to the termination of the Company's or any of its subsidiaries' rights material thereunder, in each case other than the termination or expiration of a Company Material Contract in accordance with its terms;

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  except in the ordinary course of business consistent with the Company's or any or any of its subsidiaries' past practices, enter into any contracts (i) under which the Company or any of its subsidiaries grants or agrees to grant to any third party any assignment, license, release, immunity or other right with respect to any of the intellectual property owned by (solely or jointly) the Company or any subsidiary of the Company, (ii) under which the Company or any of its subsidiaries establishes with any third party a joint venture, strategic relationship, or partnership pursuant to which the Company agrees to develop or create (whether jointly or individually) any material intellectual property, products or services; (iii) that will cause or require (or purport to cause or require) the Surviving Corporation or Parent to (A) grant to any third party any license, covenant not to sue, immunity or other right with respect to or under any of the intellectual property or intellectual property rights of Parent; or (B) be obligated to pay any royalties or other amounts, or offer any discounts, to any third party (other than, with respect to the Surviving Corporation only, in connection with non-exclusive licenses of software, or contracts for licenses to or other rights to use systems, entered into in the ordinary course of business consistent with past practice);

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  enter into or amend any contract pursuant to which any other party is granted, or that otherwise subjects the Company or any of its subsidiaries or Parent or any of its Subsidiaries to, any non-competition, "most-favored nation," exclusive marketing or other exclusive rights of any type or scope that materially restrict the Company or any of its subsidiaries or, upon completion of the Offer or the Merger, Parent or any of its subsidiaries, from engaging or competing in any line of business or in any location;

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  enter into any lease, sublease or license for real property or material operating lease;

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  enter into or amend or otherwise modify any contract or arrangement with persons that are affiliates or are executive officers or directors of the Company, except as otherwise permitted or required by the Merger Agreement;

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  commence any material action, except as otherwise permitted or required by the Merger Agreement;

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  delay the payment of any trade payables to vendors and other third parties or accelerate the collection of trade receivables and other receivables by offering discounts or otherwise, in each case outside the ordinary course of business consistent with past practices;

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  terminate, cancel, amend or modify any insurance coverage policy maintained by the Company or any of its subsidiaries that is not simultaneously replaced by a comparable amount of insurance coverage; or

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  otherwise make a commitment, to do any of the foregoing.

        In addition to the foregoing, the Company shall pay all of its transaction expenses relating to the negotiation and consummation of the Offer and Merger contemplated by the Merger Agreement prior to Purchaser's acceptance of Company Shares for purchase in the Offer on the Acceptance Date.

        Merger Without a Meeting of Stockholders; Stockholders' Meeting.    In the event that the Merger can be effected pursuant to Section 251(h) of the DGCL, then following the consummation of the Offer, each of Parent, Purchaser and the Company will take all necessary and appropriate actions to cause the Merger to become effective as soon as practicable after the Acceptance Time, without a meeting of the stockholders of the Company, in accordance with Section 251(h) of the DGCL and upon the terms and subject to the conditions of the Merger Agreement. In the event that the Merger cannot be effected pursuant to Section 251(h) of the DGCL, then if Parent, Purchaser and any other subsidiary of Parent, holds in the aggregate at least 90% of the issued and outstanding Company Shares following the consummation of the Offer, then each of Parent, Purchaser and the Company will take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the Acceptance Time, without a meeting of the stockholders of the Company, in accordance with Section 253 of the DGCL and upon the terms and subject to the conditions of this Agreement.

        If a meeting of the Company's stockholders is required by the DGCL to complete the Merger, the Company has agreed to establish a record date for, call, give notice of, convene and hold a meeting of the Company stockholders (the "Company Stockholder Meeting") as promptly as practicable following consummation of the Offer (or, if later, following the termination of the subsequent offering period, if any) the date of the Merger Agreement for the purpose of considering and voting upon the adoption of the Merger Agreement in accordance with the DGCL.

        The Merger Agreement also provides that Parent will vote, or cause to be voted, all of the Company Shares then owned by it or Purchaser in favor of the approval and adoption of the Merger Agreement at the Company Stockholder Meeting.

  Solicitation of Transactions.

        Until the earlier of the Acceptance Date or November 8, 2013 (the "No-Shop Period Start Date"), the Company, its subsidiaries and their respective directors, officers, employees or agents (including financial and legal advisors) and other advisors and representatives (collectively, "Representatives") have the right to: (i) initiate, solicit and encourage, whether publicly or otherwise, Acquisition Proposals (as defined below), including by way of providing access to non-public information pursuant to one or more confidentiality agreements that are on terms, with respect to the maintenance of confidentiality of the Company's information, which are not less restrictive in the aggregate to such person than such provisions of the confidentiality agreement between the Company and Parent are to Parent; provided, that the Company shall promptly provide to Parent a copy of any material non-public information concerning the Company or its subsidiaries that is provided to any Person given such access which was not previously provided to Parent (or its Representatives); and (ii) enter into and maintain discussions or negotiations with respect to Acquisitions Proposals or otherwise cooperate with or assist or participate in, or facilitate, any such inquiries, proposals, discussions or negotiations or the making of any Acquisition Proposal.

        From the No-Shop Period Start Date, the Merger Agreement contains provisions prohibiting (subject to certain exceptions as described below and in the Merger Agreement) the Company and each of its subsidiaries, as well as prohibiting the Company and each of its subsidiaries from permitting their respective Representatives, from directly or indirectly:

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  soliciting, initiating, knowingly encouraging or knowingly facilitating any Acquisition Proposal or the making of any Acquisition Proposal;

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  entering into, continuing or otherwise participating in any discussions or negotiations regarding, or furnishing to any person any non-public information with respect to, or otherwise cooperating in any way with, any Acquisition Proposal;

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  waiving, terminating, modifying or failing to enforce any provision of any contractual "standstill," confidentiality or similar obligation of any person other than Parent or its affiliates; or

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  taking any action to render any provision of any "fair price," "moratorium," "control share acquisition," "business combination" or other similar anti-takeover statute (including Section 203 of the DCGL) or any restrictive provision of any applicable anti-takeover provision in the Company's organizational documents, in each case inapplicable to any person (other than Parent, Purchaser or any of their affiliates) or any Acquisition Proposal.

        However, at any time prior to the acceptance of Company Shares pursuant to the Offer, in response to an unsolicited bona fide written Acquisition Proposal that the Company Board determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) is, or is reasonably likely to lead to a Superior Proposal, and which Acquisition Proposal was made after the date of the Merger Agreement and did not result from a breach of the no solicitation provisions of the Merger Agreement, the Company may, subject to compliance with the provisions of the Merger Agreement that require the Company to keep Parent informed as to any Acquisition Proposal, (i) furnish information with respect to the Company and its subsidiaries to the person making such Acquisition Proposal (and its Representatives) pursuant to a customary confidentiality agreement and in compliance with the provisions of the Merger Agreement containing confidentiality and standstill provisions not less restrictive in the aggregate to such person than the confidentiality agreement between the Company and Parent; provided, that, all such information has previously been provided to Parent or is provided to Parent prior to or promptly following the time it is provided to such person, and (ii) participate in discussions or negotiations with the person making such Acquisition Proposal (and its Representatives) regarding such Acquisition Proposal, but only if and to the extent that in connection with the foregoing clauses (i) and (ii), the Company Board determines in good faith (after consultation with outside legal counsel and a financial advisor of nationally recognized reputation) that failure to take such action would reasonably be expected to result in a breach by the Company Board of its fiduciary duties under applicable law. In addition, prior to the first date on which any particular Company Shares are accepted for payment and paid for pursuant to the Offer, the Company may, to the extent the Company Board determines in good faith (after consultation with outside legal counsel and a financial advisor of nationally recognized reputation) that such action is necessary to comply with its fiduciary duties under applicable law, not enforce any confidentiality, standstill or similar agreement to which the Company or any of its subsidiaries is a party for the sole purpose of allowing the other party to such agreement to submit an Acquisition Proposal, or with respect to another party that has submitted an Acquisition Proposal, solely with respect to such submission, that will constitute, or is reasonably likely to lead to, a Superior Proposal, that did not, in each case, result from a breach of the no solicitation provisions of the Merger Agreement.

        The Merger Agreement also requires that the Company will promptly advise Parent (in any event within the greater of one (1) business day or twenty-four (24) hours of learning of all relevant information) orally and in writing of any Acquisition Proposal (including for the avoidance of doubt any request for information or other inquiry which the Company would reasonably expect to lead to an Acquisition Proposal), including, the material terms and conditions of any such Acquisition Proposal (including any changes thereto) and the identity of the person making any such Acquisition Proposal and attaching a copy of any such written Acquisition Proposal or if such Acquisition Proposal is provided orally to the Company, the Company shall summarize in writing the terms of such Acquisition Proposal. The Company shall (i) keep Parent informed on a prompt basis in all material respects of the status and terms and conditions (including any material change to the terms or proposed change to the terms thereof) of any such Acquisition Proposal. The Company shall publicly reaffirm the Company Board Recommendation (as defined below) within 10 business days of the commencement of any tender or exchange offer by a third party, after receipt of a written request from Parent to provide such reaffirmation, unless a Change in Recommendation (as defined below) is permitted pursuant to the provisions of the Merger Agreement.

        The Merger Agreement also provides that, until the earlier of the Acceptance Date and the termination of the Merger Agreement in accordance with its terms, except as otherwise permitted by the Merger Agreement, neither the Company Board nor any committee thereof will (i) (A) fail to make, withdraw, modify, amend or qualify or publicly propose to withdraw, modify, amend or qualify (in a manner adverse to Parent or Purchaser), the adoption or recommendation by the Company Board or any such committee thereof of the Merger Agreement, the Offer, the Merger or the other transactions contemplated by the Merger Agreement (the "Company Board Recommendation"), (B) fail to recommend against acceptance of any tender offer or exchange other than the Offer for the Company Shares within ten (10) business days of the commencement of such offer, (C) adopt or recommend, or publicly propose to adopt or recommend, any Acquisition Proposal (any action described in (A)-(C) being referred to as a "Change in Recommendation") or (ii) adopt or recommend, or publicly propose to adopt or recommend, or allow the Company or any of its subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement constituting or related to, any Acquisition Proposal (other than a confidentiality agreement entered into in accordance with the no solicitation provisions of the Merger Agreement) (an "Acquisition Agreement").

        Notwithstanding the foregoing, if the Company Board determines in good faith (after consultation with its outside legal counsel) that failure to take such action would reasonably be expected to result in a breach by the Company Board of its fiduciary duties under applicable law, the Company Board may at any time prior to the Acceptance Date and solely in response to an Intervening Event, effect a Change in Recommendation; provided, however, that the Company Board may not effect a Change in Recommendation unless the Company shall have provided prior written notice to Parent at least four (4) business days in advance of its intention to take such action, which notice shall specify the facts, circumstances and other conditions giving rise thereto, and prior to effecting such Change in Recommendation, the Company shall, and shall cause its representatives to, during such four (4) business day period, negotiate with Parent in good faith (to the extent that Parent desires to negotiate) to make such adjustments to the terms and conditions of the Merger Agreement so that the Change in Recommendation is no longer necessary; and provided, further, that the Company Board shall not be permitted to effect a Change in Recommendation pursuant to this paragraph with respect to or in connection with any Acquisition Proposal (which shall be covered by and subject in all respects to the following paragraph). The term "Intervening Event" means a material event relating to the Company or its subsidiaries that was not known or reasonably foreseeable to the Company Board as of the date of the Merger Agreement, which event becomes known to the Company Board prior to the Acceptance Date; provided, however, that in no event will the following events constitute an Intervening Event: (i) the receipt of an Acquisition Proposal or Superior Proposal, (i) changes in the industry in which the Company operates, (iii) changes in the general economic or business conditions within the U.S. or other jurisdictions in which the Company has operations, (iv) changes in the market price or trading volume of the Company Shares in and of themselves, (v) the announcement or the existence of, compliance with or performance under, the Merger Agreement or the transactions contemplated thereby, or (vi) the fact, in and of itself, that the Company exceeds internal or published projections.

        Notwithstanding the foregoing, at any time prior to the acceptance of Company Shares pursuant to the Offer, the Company Board may in response to an Acquisition Proposal that the Company Board determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) constitutes a Superior Proposal and that was made after the date of the Merger Agreement, and did not result from a breach of the no solicitation provisions of the Merger Agreement (A) make a Change in Recommendation if the Company Board determines in good faith (after consultation with outside counsel), in light of the receipt of such Superior Proposal, that failure to make such Change in Recommendation would reasonably be expected to result in a breach by the Company Board of its fiduciary duties under applicable law, or (B) cause the Company to terminate the Merger Agreement pursuant to its terms and concurrently with such termination enter into an Acquisition Agreement if the Company Board has concluded in good faith, after consultation with its outside counsel, in light of the receipt of such Superior Proposal, that failure to terminate this Agreement would reasonably be expected to result in a breach by the Company Board of its fiduciary duties under applicable law; provided, that, the Company shall not terminate the Merger Agreement pursuant to clause (B) and any purported termination pursuant to clause (B) shall be void and have no force and effect, unless concurrently with such termination the Company pays by wire of immediately available funds the Termination Fee (as described below); provided, further, that (1) no Change in Recommendation may be made and (2) no termination of the Merger Agreement by the Company pursuant to clause (B) of this sentence may be made unless (i) the Company has provided Parent three (3) business days prior written notice advising Parent that the Company Board intends to make a Change in Recommendation (a "Notice of Designated Superior Proposal") which shall describe the terms and conditions of the Superior Proposal that is the basis for the proposed action by the Company Board (the "Designated Superior Proposal") and attach the most current form or draft of any written agreement providing for the transaction contemplated by such Designated Superior Proposal (it being understood and agreed that any amendment to the financial terms or any other material term of such

Superior Proposal shall require a new Notice of Designated Superior Proposal with a new three (3) business day notice period); (ii) during each such three (3) business day period, if requested by Parent, the Company Board shall engage in good faith negotiations with Parent to amend the Merger Agreement in such a manner that the Acquisition Proposal that was determined to constitute a Superior Proposal no longer is a Superior Proposal; and (iii) at the end of such three (3) business day period, if such Acquisition Proposal has not been withdrawn and the Company Board determines in good faith that such Acquisition Proposal constitutes a Superior Proposal (taking into account any proposals for changes to the terms of the Merger Agreement proposed by Parent in response to a Notice of Designated Superior Proposal, as result of the negotiations required by clause (ii) or otherwise.

        The Merger Agreement does not prohibit the Company or the Company Board from (i) making any disclosure to the holders of Company Shares if the Company Board determines in good faith (after consultation with its outside legal counsel) that failure to make such disclosure would reasonably be expected to result in a breach by the Company Board of its fiduciary duties under applicable law (provided that each such disclosure shall include a public reaffirmation of the Company Board Recommendation), or (ii) taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act or making a statement required by Rule 14d-9 under the Exchange Act or under Item 1012(a) of Regulation M-A promulgated under the Exchange Act; provided, that, such disclosure, other than a "stop, look and listen" communication of the type contemplated by Section 14d-9(f) of the Exchange Act, shall be deemed to be a Change in Recommendation unless the Company Board expressly publicly reaffirms the Company Board Recommendation in such communication; and provided further that this paragraph shall not be deemed to permit the Company Board or any committee thereof to make a Change in Recommendation except as expressly permitted by the Merger Agreement.

        As used in the Merger Agreement, an "Acquisition Proposal" is any proposal, offer or indication of interest from a third party (whether or not in writing) relating to, or that would reasonably be expected to lead to, in one transaction or a series of transactions, (i) any direct or indirect acquisition or purchase (including by any license or lease) by any Person or group (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of (A) assets (including equity securities of any subsidiary of the Company) or businesses that constitute twenty percent (20%) or more of the revenues, net income or assets of the Company and the Company's subsidiaries, taken as a whole, or (B) beneficial ownership of twenty percent (20%) or more of any class of equity securities of the Company or any of its subsidiaries; (ii) any purchase or sale of, or tender offer or exchange offer for, equity securities of the Company or any of its subsidiaries that, if consummated, would result in any person or group (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) beneficially owning twenty percent (20%) or more of any class of equity securities of the Company or any of its subsidiaries; or (iii) any merger, consolidation, business combination, recapitalization, reorganization, dual listed structure, joint venture, share exchange or similar transaction involving the Company or any of its significant subsidiaries, as a result of which the owners of the equity securities of the Company immediately prior to such event own less than 80% of the equity securities of the Company immediately following such event; or (iv) any liquidation or dissolution of the Company, in each case other than the Offer, the Merger, and the transactions otherwise permitted under Section 6.1 of the Merger Agreement.

        As used in the Merger Agreement, a "Superior Proposal" means any bona fide written Acquisition Proposal, which did not result from or arise in connection with a breach of the non-solicitation provisions of the Merger Agreement, made by a third party that, if consummated, would result in such third party's (or its stockholders) owning, directly or indirectly, greater than 50% of the equity securities of the Company (or of the shares of the surviving entity in a merger or the direct or indirect parent of the surviving entity in a merger) or all or substantially all of the assets of the Company and its subsidiaries, taken as a whole and that (i) the Company Board determines in good faith (after consultation with a financial advisor of nationally recognized reputation and its outside legal counsel) to be more favorable from a financial point of view to the Company's stockholders than the Offer and the Merger (taking into account all terms and conditions of such proposal and of the Merger Agreement including (1) any changes to the terms of the Merger Agreement proposed by Parent in response to such offer or otherwise, (2) whether the proposal is reasonably capable of being completed by such third party (taking into account, among other things, the expectation of obtaining required regulatory approvals) and (3) if financing is required, whether such financing is reasonably available to the third party).

        Directors' and Officers' Indemnification and Insurance.    Parent agreed, pursuant to the Merger Agreement, from and after the Effective Time, to cause the Surviving Corporation to fulfill and honor in all respects the obligations of the Company pursuant to any indemnification, exculpation or advance of expense or similar agreement by the Company or any of its subsidiaries in favor of any present and former director, officer, employee, fiduciary or agent of the Company and any of its subsidiaries (and all other indemnification agreements of the Company that are on terms substantially similar to the indemnification agreements) and any indemnification, exculpation or advancement of expenses provisions under the certificate of incorporations or bylaws (or comparable organizational documents) as in effect immediately prior to the Acceptance Time; provided, that, such obligations shall be subject to any limitation imposed from time to time under applicable law.

        Prior to the Effective Time, the Company shall, and for six (6) years after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, provide officers' and directors' liability, fiduciary liability and similar insurance in respect of acts or omissions occurring prior to the Effective Time covering each person who is as of the date of the Merger Agreement or was prior to the Effective Time an officer or director of the Company or any of its subsidiaries and each person who is now or was prior to the Effective Time an officer or director of the Company or any of its subsidiaries who served as a fiduciary under or with respect to any employee benefit plan of the Company or any of its Subsidiaries (within the meaning of Section 3(3) of ERISA) covered as of the date of the Merger Agreement by the Company's director and officer insurance policies on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date of the Merger Agreement as well as covering claims brought against each Indemnified Person under ERISA; provided, that, in satisfying this obligation, the Surviving Corporation shall not be obligated to pay annual premiums in the aggregate in excess of 200% of the amount per annum the Company paid in its last full fiscal year, which amount the Company has disclosed to Parent prior to the date of the Merger Agreement. Notwithstanding the foregoing, at any time Parent or the Surviving Corporation may, and prior to the date upon which Purchaser first accepts and pays for Company Shares in the Offer, the Company may, with the prior written consent of Parent (which shall not be unreasonably withheld, delayed or conditioned), purchase a "tail" directors' and officers' liability insurance policy, covering the same persons and providing the same terms with respect to coverage and premium amount as aforesaid, and that by its terms shall provide coverage until the sixth (6th) annual anniversary of the Effective Time, and upon the purchase of such insurance Parent's and the Surviving Corporation's obligations pursuant to this paragraph shall be deemed satisfied for so long as such insurance is in full force and effect and covers the matters that would otherwise be covered pursuant to this paragraph.

        Parent agreed, pursuant to the Merger Agreement, that in the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and other assets to any person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, shall assume the obligations set forth in the Merger Agreement.

        HSR Act Filing and International Antitrust Notifications.    The Merger Agreement provides that as promptly as possible after the execution of the Merger Agreement, if required by law, each of Parent and the Company shall comply with all domestic and foreign regulatory approvals necessary to consummate the Merger. See Section 16—"Certain Legal Matters; Regulatory Approvals."

        Conditions to the Merger.    The Merger Agreement provides that the respective obligations of each party to effect the Merger shall be subject to the satisfaction, at or prior to the Effective Time, of the following conditions:

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  if required by Delaware law, the Merger Agreement shall have been approved by the affirmative vote of the holders of a majority of the Company Shares;

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  no governmental authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, executive order or decree, judgment, injunction, ruling or other order, whether temporary, preliminary or permanent (collectively, "Order") that is then in effect and has the effect of preventing or prohibiting the consummation of the Merger provided, however, that each of the parties thereto shall use their reasonable best efforts to have any such Order vacated; and

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  Purchaser or its permitted assignee shall have accepted for payment all Company Shares validly tendered and not withdrawn pursuant to the Offer.

        Termination.    The Merger Agreement may be terminated and the Offer and Merger may be abandoned at any time prior to the Acceptance Date, notwithstanding any requisite approval of the Merger Agreement, the Offer, and the Merger by the Company's stockholders in the following manner:

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  by mutual written consent of Parent and the Company;

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  by either Parent, Purchaser or the Company, if:

              (i)  the Acceptance Date shall not have occurred on or before January 31, 2014; provided, however, that such date shall be automatically extended to May 31, 2014 if all of the conditions of the Offer (other the Minimum Condition and the condition related to certain required regulatory approvals) shall have been satisfied or waived pursuant to the terms hereof as the initial Outside Date (prior to such extension, "Outside Date" shall mean January 31, 2014, and from and after such extension, the "Outside Date" shall mean May 31, 2014); provided, further, that the right to terminate the Merger Agreement pursuant to this paragraph shall not be available to any party whose failure to fulfill any obligation under the Merger Agreement has been the substantial and primary cause of, or resulted in, the failure of such acceptance to occur on or before such date; or

             (ii)  the Offer (as it may have been extended pursuant to the Merger Agreement) expires as a result of the non-satisfaction of one or more conditions of the Offer in a circumstance where Purchaser has no further obligation to extend the Offer pursuant to Section 2.1 of the Merger Agreement; provided, however, that the right to terminate the Merger Agreement under this paragraph shall not be available to any party whose failure to fulfill any obligation under the Merger Agreement has been the substantial or primary cause of, or resulted in, the non-satisfaction of any conditions of the Offer or the termination or withdrawal of the Offer pursuant to its terms without any Company Shares being purchased; or

            (iii)  any governmental authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling or other law that (i) makes acceptance for payment of, or payment for, the Company Shares or consummation of the Merger illegal or otherwise prohibited, or (ii) enjoins Purchaser from accepting for payment, or paying for, the Company Shares pursuant to the Offer or Parent and the Company from consummating the Merger and, in each case, such order, injunction, judgment, judicial decision, decree, ruling or law shall have become final and non-appealable; provided, however, that the party seeking to terminate the Merger Agreement shall have used its reasonable best efforts to have such order, injunction, judgment, judicial decision, decree or ruling avoided or lifted; or

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  by either Parent or Purchaser, if there is an inaccuracy in the Company's representations in the Merger Agreement, or a breach by the Company of its covenants in the Merger Agreement, in either case such that certain specified events shall have occurred; provided, however, if such breach or inaccuracy is capable of being cured prior to the earlier of the Outside Date and the date that is twenty (20) business days from the date the Company is notified in writing by Parent of such breach, Parent and Purchaser may not terminate the Merger Agreement pursuant to this paragraph prior to such date if the Company is taking reasonable efforts to cure such breach or inaccuracy, or if such breach or inaccuracy is cured prior to such date;

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  by either Parent or Purchaser, if following the execution and delivery of the Merger Agreement, there shall have occurred a Material Adverse Effect that is continuing (whether or not events or circumstances occurring prior to the execution and delivery of the Merger Agreement caused or contributed to the occurrence of such Material Adverse Effect);

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  by either Parent or Purchaser if any of the following shall have occurred: (i) the Company Board or any committee thereof shall have made a Change in Recommendation; (ii) the Company Board shall have failed to reconfirm the Company Board Recommendation, without any conditions attached thereto, within ten (10) business days after the commencement of a tender or exchange offer or public notice of an Acquisition Proposal from a third party after written request from Parent to do so; or (iii) the Company shall have failed to include the Company Board Recommendation in the Schedule 14D-9 or to permit Parent to include the Company Board Recommendation in the Offer to Purchase (it being agreed that the delivery of a Notice of Designated Superior Proposal and any amendment or update to such notice and the determination to so deliver such notice, update or amendment and public disclosure with respect thereto shall not, by itself, give rise to a right for Parent to terminate the Merger Agreement); or

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  by the Company if there is an inaccuracy in Parent's or Purchaser's representations in the Merger Agreement, or a breach by Parent or Purchaser of its covenants in the Merger Agreement, in either case that would reasonably be expected to be materially adverse to Parent's or Purchaser's ability to purchase and pay for the Company Shares validly tendered and not withdrawn pursuant to the Offer; provided, however, if such breach or inaccuracy is capable of being cured prior to the earlier of the Outside Date and the date that is twenty (20) business days from the date Parent is notified in writing by the Company of such breach, the Company may not terminate the Merger Agreement pursuant to this paragraph prior to such date if Parent and Purchaser are taking reasonable efforts to cure such breach or inaccuracy or if such inaccuracy or breach is cured prior to such date; or

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  by the Company in order to enter into any Acquisition Agreement with respect to a Superior Proposal in accordance with the non-solicitation provisions of the Merger Agreement; provided, however, that in the event of any termination of the Merger Agreement by the Company pursuant to the termination right described in this paragraph, the Company shall pay to Parent the Termination Fee (as defined below) concurrently with such termination.

        Termination Fees and Expenses.    The Merger Agreement contemplates that a termination fee of $10,400,000 (the "Termination Fee") will be payable by the Company to Parent under any of the following circumstances:

  •
  the Merger Agreement is terminated by Parent, Purchaser or the Company because (i) the acceptance of Company Shares pursuant to the Offer shall not have occurred on or before Outside Date (provided, however, that the right to terminate this Agreement under this subsection (i) shall not be available to any party whose failure to fulfill any obligation under the Merger Agreement has been the substantial or primary cause of, or resulted in, the failure of such acceptance to occur on or before such date) or (ii) the Offer shall have expired as a result of the non-satisfaction of one or more conditions of the Offer in a circumstances where Purchaser has no further obligation to extend the Offer pursuant to the Merger Agreement (provided, however, that the right to terminate the Merger Agreement under this subsection (ii) shall not be available to any party whose failure to fulfill any obligation under the Merger Agreement has been the substantial or primary cause of, or resulted in, the non-satisfaction of any conditions of the Offer or the termination or withdrawal of the Offer pursuant to its terms without any Company Shares being purchased), and (x) an Acquisition Proposal by a third party shall have been publicly announced after the date the Merger Agreement was entered into and prior to such termination and (y) within twelve (12) months after such termination (A) the Company enters into a definitive agreement with respect to an Acquisition Proposal or (B) an Acquisition Proposal is consummated (with all references to 20% in the definition of Acquisition Proposal being treated as references to 50.1% for purposes of this paragraph);

  •
  the Merger Agreement is terminated by Parent or Purchaser because any of the following shall have occurred: (i) the Company Board or any committee thereof shall have made a Change in Recommendation; (ii) the Company Board shall have failed to reconfirm the Company Board Recommendation within ten (10) business days after the commencement of a tender or exchange offer or public notice of an Acquisition Proposal from a third party after written request from Parent to do so; or (iii) the Company shall have failed to include the Company Board Recommendation in the Schedule 14D-9 or to permit Parent to include the Company Board Recommendation in the Offer to Purchase (it being agreed that the delivery of a Notice of Designated Superior Proposal and any amendment or update to such notice and the determination to so deliver such notice, update or amendment and public disclosure with respect thereto shall not, by itself, give rise to a right for Parent to terminate the Merger Agreement); or

  •
  the Merger Agreement is terminated by the Company in order to enter into an Acquisition Agreement with respect to a Superior Proposal.

        Provided, however, that the Termination Fee payable by the Company to Parent will be reduced to $5,050,000 under any of the following circumstances:

  •
  the Merger Agreement is terminated by either Parent or Purchaser, because any of the following shall have occurred: (i) the Company Board or any committee thereof shall have made a Change in Recommendation; (ii) the Company Board shall have failed to reconfirm the Company Board Recommendation within ten (10) business days after the commencement of a tender or exchange offer or public notice of an Acquisition Proposal from a third party after written request from Parent to do so; or (iii) the Company shall have failed to include the Company Board Recommendation in the Schedule 14D-9 or to permit Parent to include the Company Board Recommendation in the Offer to Purchase, in each case in a circumstance in which the event giving rise to such right of termination occurred prior to the No-Shop Period Start Date and is based on the submission of an Acquisition Proposal prior to the No-Shop Period Start Date by an Excluded Party; or

  •
  the Merger Agreement is terminated prior to the No-Shop Period Start Date by the Company in order to enter into a definitive agreement with respect to a Superior Proposal with an "Excluded Party". An "Excluded Party" is generally defined in the Merger Agreement as any Person or group of Persons from whom the Company or any of its Representatives has received a written Acquisition Proposal after the execution of the Merger Agreement and prior to the No-Shop Period Start Date that the Company Board determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) prior to the No-Shop Period Start Date, is, or is reasonably likely to lead to, a Superior Proposal.

        Subject to the following paragraph, all costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement, including each of the Offer and the Merger (collectively, the "Transactions") shall be paid by the party incurring such expenses, whether or not the Transactions are consummated.

        If the Merger Agreement is terminated by Parent pursuant to Parent's termination rights relating to an inaccuracy in the Company's representations in the Merger Agreement, or a breach by the Company of its covenants in the Merger Agreement, as discussed above under the caption "Termination," and neither Parent nor Purchaser is in material breach of their respective agreements contained in Merger Agreement or their respective representations contained in the Merger Agreement, the Company shall, reimburse each of Parent and Purchaser and their affiliates for all out-of-pocket expenses and fees (including fees and expenses payable to all banks, investment banking firms, other financial institutions and other persons and their respective agents and counsel, for arranging, committing to provide or providing any financing for the Transactions or structuring the Transactions and all fees and expenses of counsel, accountants, experts and consultants to Parent and Purchaser, and all printing and advertising expenses) actually incurred or accrued by either of them or on their behalf in connection with the Transactions, including the financing thereof, and actually incurred or accrued by banks, investment banking firms, other financial institutions and other persons and assumed by Parent or Purchaser in connection with the negotiation, preparation, execution and performance of the Merger Agreement, the structuring and financing of the Transactions and any financing commitments or agreements relating thereto in an amount not to exceed $1,500,000.

        Amendment.    The Merger Agreement may be amended by the parties to the Merger Agreement at any time prior to the Effective Date. However, after approval of the Merger Agreement by the stockholders of the Company, no amendment may be made to the Merger Agreement that requires the approval of the stockholders of the Company under Delaware law or the rules of NASDAQ.

  Confidentiality Agreement.

        The following is a summary of certain provisions of the Confidentiality Agreement, dated October 4, 2013 between the Company and Parent (the "Confidentiality Agreement"). This summary is qualified in its entirety by reference to such agreement, which is incorporated herein by reference, and a copy of which has been filed as an exhibit to the Schedule TO.

        On October 4, 2013, the Company and Parent entered into the Confidentiality Agreement, pursuant to which Parent agreed, subject to certain exceptions, that any nonpublic information furnished to it or to its representatives by or on behalf of the Company would be considered confidential information and, for a period of three years from the date of the Confidentiality Agreement, would be kept confidential and be used only for purposes of evaluating a possible transaction. The parties agreed that they would only disclose the confidential information to their representatives or as may be required by law. Under the Confidentiality Agreement, Parent also agreed, among other things, to certain "standstill" provisions for the protection of the Company for a period of six months from the date of the Confidentiality Agreement and that, subject to certain limited exceptions, for a period of eighteen months from the date of the Confidentiality Agreement, Parent would not solicit the Company's employees. Under the Confidentiality Agreement, the Company agreed that, for a period of thirty days from the date of the Confidentiality Agreement, it would not solicit, encourage, initiate, seek, entertain, discuss, facilitate, negotiate or accept any inquiry, offer, or proposal from, or furnish any information to, any party (other than Parent), concerning the possible sale or other disposition of the business, stock or assets of the Company or any of its subsidiaries, or any merger or consolidation with, or involving the Company or any of its subsidiaries.

12.   Purpose of the Offer; Plans for the Company.

        Purpose of the Offer.    The purpose of the Offer is to acquire control of, and the entire equity interest in, the Company. Pursuant to the Merger Agreement, Microsemi is entitled as soon as practicable after consummation of the Offer to seek representation on the Company Board proportionate to its ownership of Company Shares and to seek to have the Company consummate the Merger pursuant to the Merger Agreement. Pursuant to the Merger, the outstanding Company Shares not owned by Microsemi or its subsidiaries (including Purchaser) will (unless you are entitled to and properly demand appraisal of your Company Shares pursuant to, and comply in all respects with, the applicable provisions of Delaware law with respect to such appraisal demand) be converted into the right to receive cash in an amount equal to the price per Company Share provided pursuant to the Offer.

        Merger Without a Meeting.    If the Offer is consummated, we do not anticipate seeking the approval of the Company's remaining public stockholders before effecting the Merger. Section 251(h) of the DGCL provides that following consummation of a successful tender offer for a public corporation, and subject to certain statutory provisions, if the acquirer holds at least the amount of shares of each class of stock of the target corporation that would otherwise be required to approve a merger for the target corporation, and the other stockholders receive the same consideration for their stock in the merger as was payable in the tender offer, the acquirer can effect a merger without the action of the other stockholders of the target corporation. Accordingly, if we consummate the Offer, we intend to effect the closing of the Merger without a vote of the stockholders of the Company in accordance with Section 251(h) of the DGCL. Section 253 of the DGCL provides that if a parent company owns at least 90% of the outstanding shares of each class of stock of a subsidiary, the parent company can effect a short form merger with that subsidiary without the action of the other stockholders of the subsidiary. Accordingly, the Merger Agreement provides that if the parties cannot effect the Merger pursuant to Section 251(h) of the DGCL, Parent is permitted to effect the Merger without prior notice to, or any action by, any other stockholder in accordance with Section 253 of the DGCL.

        Stockholder Meeting.    In the Merger Agreement, the Company has agreed that, if there shall have occurred a 251(h) Inapplicable Determination, and the Parent is not permitted to effect the Merger in accordance with Section 253 of the DGCL, it will convene a meeting of its stockholders following consummation of the Offer for the purpose of considering and voting on the Merger. The Company, acting through its Board of Directors, has further agreed that, if a stockholders' meeting is convened, the Company Board shall recommend that stockholders of the Company vote to approve the Merger Agreement and the Merger. At any such meeting, all of the Company Shares then owned by Microsemi and Purchaser and by any of Microsemi's other subsidiaries, and all Company Shares for which the Company has received proxies to vote, will be voted in favor of approval of the Merger Agreement and the Merger.

        Board Representation.    See Section 11—"The Transaction Documents" of this Offer to Purchase. Microsemi currently intends to designate a majority of the directors of the Company following consummation of the Offer. It is currently anticipated that Purchaser will designate James Peterson, Steven Litchfield, John Hohener, John Holtrust, Russell Garcia, Paul Pickle and James Aralis to serve as directors of the Company following consummation of the Offer. Purchaser expects that such representation would permit Purchaser to exert substantial influence over the Company's conduct of its business and operations. The foregoing information and certain other information contained in this

Offer to Purchase and the Schedule 14D-9 being mailed to stockholders herewith are being provided in accordance with the requirements of Section 14(f) of the 1934 Act and Rule 14f-1 thereunder.

        Rule 13e-3.    The SEC has adopted Rule 13e-3 under the Exchange Act, which is applicable to certain "going private" transactions and under certain circumstances may be applicable to the Merger or another business combination following the purchase of Company Shares pursuant to the Offer or otherwise in which Purchaser seeks to acquire the remaining Company Shares not held by it. Purchaser believes, however, that Rule 13e-3 will not be applicable to the Merger if the Merger is consummated within one (1) year after the consummation of the Offer at the same per Company Share price as paid in the Offer. If applicable, Rule 13e-3 requires, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the proposed transaction and the consideration offered to minority stockholders in such transaction be filed with the SEC and disclosed to stockholders prior to consummation of the transaction.

        Plans for the Company.    In connection with Microsemi's consideration of the Offer, Microsemi has developed an initial plan, on the basis of available information, for the combination of the business of the Company with that of Microsemi. Microsemi intends to continue reviewing such information as part of a comprehensive review of the Company's business, operations, capitalization and management with a view to optimizing development of the Company's potential in conjunction with Microsemi's existing business. This planning process will continue throughout the pendency of the Offer and the Merger, but will not be implemented until the completion of the Merger.

        Extraordinary Corporate Transactions.    Except as described above or elsewhere in this Offer to Purchase, Microsemi and Purchaser have no present plans or proposals that would relate to or result in an extraordinary corporate transaction involving the Company or any of its subsidiaries (such as a merger, reorganization, liquidation, relocation of any operations or sale or other transfer of a material amount of assets), any change in the Company Board or management, any material change in the Company's capitalization or dividend policy or any other material change in the Company's corporate structure or business.

        Appraisal Rights.    No appraisal rights are available in connection with the Offer. However, if the Merger is consummated, the Company's stockholders would have rights under Section 262 of the DGCL to dissent and demand appraisal of, and payment in cash of the fair value of, their Company Shares. Such rights, if the statutory procedures were complied with, could lead to a judicial determination of the fair value (excluding any element of value arising from the accomplishment or expectation of the Merger) required to be paid in cash to such dissenting holders for their Company Shares. Any such judicial determination of the fair value of Company Shares could be based upon considerations other than, or in addition to, the price paid in the Offer and the market value of the Company Shares, including asset values and the investment of the Company Shares.

        The value so determined could be more or less than the purchase price per Company Share pursuant to the Offer or the consideration per Company Share to be paid in the Merger. If any Company stockholder who demands appraisal under Section 262 of the DGCL fails to perfect, or effectively withdraws or loses his or her right to appraisal, as provided in the DGCL, each of the Company Shares of such holder will be converted into the Merger Consideration in accordance with the Merger Agreement. A Company stockholder may withdraw his or her demand for appraisal by delivery to the Purchaser of a written withdrawal of his or her demand for appraisal. Failure to follow the steps required by Section 262 of the DGCL for perfecting appraisal rights may result in the loss of such rights.

13.   Certain Effects of the Offer.

        Market for the Company Shares.    The purchase of Company Shares pursuant to the Offer will reduce the number of holders of Company Shares and the number of Company Shares that might otherwise trade publicly, which could adversely affect the liquidity and market value of the remaining Company Shares held by stockholders other than Purchaser and Microsemi. Purchaser cannot predict whether the reduction in the number of Company Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the Company Shares or whether such reduction would cause future market prices to be greater or less than the Offer Price.

        Stock Listing.    Depending upon the number of Company Shares purchased pursuant to the Offer, the Company Shares may no longer meet the standards for continued inclusion in NASDAQ. If, as a result of the purchase of Company Shares pursuant to the Offer, the Company Shares no longer meet the criteria for continued inclusion in NASDAQ, the market for the Company Shares could be adversely affected. According to NASDAQ's published guidelines, the Company Shares would not meet the criteria for continued inclusion in NASDAQ if, among other things, the number of publicly held Company Shares were less than 750,000, the aggregate market value of the publicly held Company Shares were less than $5,000,000 or there were fewer than two market makers for the Company Shares. If, as a result of the purchase of the Company Shares pursuant to the Offer, the Company Shares no longer meet these standards, the quotations on NASDAQ will be discontinued. In the event the Company Shares were no longer quoted on NASDAQ, quotations might still be available from other sources. The extent of the public market for the Company Shares and availability of such quotations would, however, depend upon such factors as the number of holders and/or the aggregate market value of the publicly held Company Shares at such time, the interest in maintaining a market in the Company Shares on the part of securities firms, the possible termination of registration of the Company Shares under the Exchange Act, and other factors.

        Margin Regulations.    The Company Shares are currently "margin securities" under the Regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which designation has the effect, among other effects, of allowing brokers to extend credit on the collateral of the Company Shares. Depending upon factors similar to those described above regarding the market for the Company Shares and stock listings, it is possible that, following the Offer, the Company Shares would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and, therefore, could no longer be used as collateral for loans made by brokers.

        Exchange Act Registration.    The Company Shares are currently registered under the Exchange Act. Such registration may be terminated upon application of the Company to the SEC if the Company Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of the Company Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to its stockholders and to the SEC and would make certain provisions of the Exchange Act no longer applicable to the Company, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement pursuant to Section 14(a) of the Exchange Act in connection with stockholders' meetings and the related requirement of furnishing an annual report to stockholders, and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions. Furthermore, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended, may be impaired or eliminated. If registration of the Company Shares under the Exchange Act were terminated, the Company Shares would no longer be "margin securities" or be eligible for listing on NASDAQ. Parent and Purchaser currently intend to seek to cause the Company to terminate the registration of the Company Shares under the Exchange Act as soon after consummation of the Offer as the requirements for termination of registration are met.

14.   Dividends and Distributions.

        The Merger Agreement provides that, from the date of the Merger Agreement to the Effective Time, without the prior written consent of Microsemi, the Company will not, and will not permit any of its subsidiaries to, declare, set aside, make or pay any dividends on or other distributions (whether in cash, stock, property or otherwise) in respect of, any shares of its capital stock, other than dividends or distributions by a subsidiary of the Company to the Company or another subsidiary of the Company. Neither Microsemi nor Purchaser anticipate waiving this restriction or otherwise consenting to the payment of any dividend on the Company's common stock. Accordingly, it is anticipated that no dividends will be declared or paid on the Company Shares following the date of the Merger Agreement.

15.   Conditions of the Offer.

        Notwithstanding any other provisions of the Offer, but subject to the terms of the Merger Agreement and in addition to (and not in limitation of) Purchaser's right to extend or amend the Offer at any time pursuant to the terms of the Merger Agreement, neither Parent nor Purchaser shall be required to accept for payment or, subject to any applicable rules and regulations of the SEC, pay for any Company Shares tendered pursuant to the Offer if:

  (a)
  there shall not have been validly tendered and not withdrawn prior to the expiration date for the Offer (as it may have been extended or re-extended pursuant to the Merger Agreement, the "Expiration Date") (other than Company Shares tendered by guaranteed delivery where actual delivery has not occurred) at least that number of Company Shares when added to any Company Shares already owned by Parent or any of its controlled subsidiaries, if any, equal a majority of the sum of the then outstanding Company Shares plus (without duplication) a number equal to the number of Company Shares issuable upon the vesting (including vesting solely as a result of the consummation of the Offer) or conversion of all then outstanding convertible securities or upon the settlement or exercise of all then outstanding options, warrants or rights with an exercise price below the price per Company Share payable in the Offer, including the Company's then outstanding Company RSUs and Company Stock Options (the "Minimum Condition");

  (b)
  any applicable waiting period under the HSR Act shall not have been terminated or expired prior to the expiration of the Offer, or any other required consents or approvals of any governmental authority of competent jurisdiction the absence of which would reasonably be expected to dilute materially the anticipated benefits to Parent of the Transaction shall not have expired, been obtained or been terminated, as the case may be, prior to the expiration of the Offer;

  (c)
  immediately prior to the expiration of the Offer, any of the following conditions shall exist: there shall have been instituted any litigation, suit, claim, charge, action, hearing, proceeding, arbitration, or mediation (each, an "Action"), which is pending, by any governmental authority of competent jurisdiction, (i) challenging or seeking to make illegal or otherwise, directly or indirectly, restrain or prohibit, the acceptance for payment, payment for or purchase of any Company Shares by Parent or Purchaser, or the consummation of the Offer or the Merger; (ii) seeking, in connection with the Transactions, to require the Company, Parent or Purchaser to take a Burdensome Action; (iii) seeking to impose or confirm any material limitation on the ability of Parent or Purchaser to acquire, hold or exercise effectively full rights of ownership of any Company Shares, including the right to vote any Company Shares acquired by Purchaser pursuant to the Offer or otherwise on all matters properly presented to the Company's stockholders; (iv) seeking to require divestiture by Parent or Purchaser of any Company Shares; or (v) that otherwise (individually or in the aggregate with all other such Actions) would have, or would reasonably be expected to have, a Material Adverse Effect;

  (d)
  there shall be any action taken, or any United States or non-United States law (statutory, common or otherwise), including any statute, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order of a governmental authority of competent jurisdiction enacted, entered, enforced, promulgated, amended, issued or deemed applicable to (i) Parent, the Company or any subsidiary or affiliate of Parent or the Company or (ii) the Offer or the Merger, in each case, by any governmental authority of competent jurisdiction, that is reasonably likely to result, directly or indirectly, in any of the consequences referred to in paragraph (c) above;

  (e)
  any effect shall have occurred or exist that has had, or is reasonably likely to have, a Material Adverse Effect, and such Effect shall be continuing;

  (f)
  (A) any representation or warranty of the Company set forth in the Merger Agreement, other than Sections 4.3(b)(i), (iv), (v), (vi) and (vii), 4.3(c), 4.4(a) and 4.4(b) of the Merger Agreement shall not be true and correct (without giving effect to any qualification as to "materiality" or "Material Adverse Effect" set forth therein) as of immediately prior to the expiration of the Offer as though made on or as of such date (other than those representations and warranties that address matters only as of a particular date or only with respect to a specified period of time, which need only be true and correct as of such date or with respect to such period), except, in each case, where the failure of such representations and warranties to be true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect, (B) any representation or warranty of the Company set forth in Sections 4.3(b) (i), (iv), (v), (vi) or (vii), or 4.3(c) of the Merger Agreement shall not be true and correct in all material respects as of the date of such representation and warranty (which for purposes thereof shall be deemed satisfied, and such representations and warranties shall be deemed true and correct in all material respects, so long as any inaccuracy or combination of inaccuracies in such representations and warranties does not result, in aggregate, in an increase in the aggregate consideration otherwise payable by Purchaser in the Offer and the Merger by more than $1,000,000), and (C) any representation or warranty of the Company set forth in Sections 4.4(a) or 4.4(b) of the Merger Agreement shall not be true and correct in all material respects as of immediately prior to the expiration of the Offer as though made on or as of such date;

  (g)
  the Company shall have failed to comply with or perform in any material respect any covenants, obligations or agreements of the Company under the Merger Agreement and such failure shall not have been cured;

  (h)
  the Company shall not have furnished to Parent a certificate dated as of the date of determination signed on its behalf by any of the Company's chairman of the board of directors or its chief executive officer or such other officer serving in such capacity to the effect that the conditions in (f) and (g) of the foregoing shall not have occurred; or

  (i)
  the Merger Agreement shall have been terminated in accordance with its terms or the Offer shall have been terminated in accordance with the terms of the Merger Agreement.

        The foregoing conditions are in addition to, and not a limitation of, the rights of Parent and Purchaser to extend, terminate and/or modify the Offer pursuant to the terms of the Merger Agreement.

        Purchaser expressly reserves the right (but shall not be obligated) at any time or from time to time on or before the expiration of the Offer (except for conditions dependent upon the receipt of necessary government approvals, which may be asserted at any time and from time to time), in its sole discretion, to amend or waive any such condition (other than the Minimum Condition, which may not be amended or waived), to increase the price per Company Share payable in the Offer, and to make any other changes in the terms and conditions of the Offer; provided, that, without the prior written consent of the Company, no change may be made that decreases the price per Company Share payable in the Offer (except as provided in the Merger Agreement), changes the form of consideration payable in the Offer, decreases the number of Company Shares sought to be purchased in the Offer, adds to the conditions to the Offer set forth in this Section 15—"Conditions of the Offer," extends the Offer other than as permitted by the Merger Agreement, or modifies or amends any condition to the Offer in any manner that broadens such conditions or is adverse to the holders of Company Shares.

16.   Certain Legal Matters; Regulatory Approvals.

        General.    Other than as set forth below, Purchaser is not aware of any pending legal proceeding relating to the Offer. Except as described in this Section 16—"Certain Legal Matters; Regulatory Approvals" based on its examination of publicly available information filed by the Company with the SEC and other publicly available information concerning the Company, Purchaser is not aware of any governmental license or regulatory permit that appears to be material to the Company's business that might be adversely affected by Purchaser's acquisition of Company Shares as contemplated herein or of any approval or other action by any governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of Company Shares by Purchaser or Parent as contemplated herein. Should any such approval or other action be required, Purchaser currently contemplates that, except as described below under "State Takeover Statutes," such approval or other action will be sought. While Purchaser does not currently intend to delay acceptance for payment of Company Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that if such approvals were not obtained or such other actions were not taken, adverse consequences might not result to the Company's business, any of which under certain conditions specified in the Merger Agreement could cause Purchaser to elect to terminate the Offer without the purchase of Company Shares thereunder. See Section 15—"Conditions of the Offer."

        State Takeover Statutes.    A number of states (including Delaware, where the Company is incorporated) have adopted laws that purport, to varying degrees, to apply to attempts to acquire corporations that are incorporated in, or that have substantial assets, stockholders, principal executive offices or principal places of business or whose business operations otherwise have substantial economic effects in, such states. The Company, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted such laws. To the extent that these state takeover statutes purport to apply to the Offer or the Merger, we believe that those laws conflict with U.S. federal law and are an unconstitutional burden on interstate commerce. In Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987, in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana could, as a matter of corporate law, constitutionally disqualify a potential acquirer from voting shares of a target corporation without the prior approval of the remaining stockholders where, among other things, the corporation is incorporated in, and has a substantial number of stockholders in, the state. Subsequently, in TLX Acquisition Corp. v. Telex Corp., a Federal District Court in Oklahoma ruled that the Oklahoma statutes were unconstitutional insofar as they apply to corporations incorporated outside Oklahoma in that they would subject such corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc. v. McReynolds, a Federal District Court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit.

        Section 203 of the DGCL prevents certain "business combinations" with an "interested stockholder" (generally, any person who owns or has the right to acquire 15% or more of a corporation's outstanding voting stock) for a period of three years following the time such person became an interested stockholder, unless, among other things, prior to the time the interested stockholder became such, the board of directors of the corporation approved either the business combination or the transaction in which the interested stockholder became such. The Company, pursuant to its Certificate of Incorporation, has opted out of Section 203 of the DGCL. As such, Section 203 of the DGCL will be inapplicable to the Offer, the Merger, the Transaction Agreements and the transactions contemplated thereby.

        The Purchaser is not aware of any other state takeover laws or regulations which are applicable to the Offer or the Merger and has not attempted to comply with any state takeover laws or regulations. If any government official or third party should seek to apply any state takeover law to the Offer or the Merger or other business combination between the Purchaser or any of its affiliates and the Company, the Purchaser will take such action as then appears desirable, which action may include challenging the applicability or validity of such statute in appropriate court proceedings. In the event it is asserted that one or more state takeover statutes is applicable to the Offer or the Merger and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, the Purchaser might be required to file certain information with, or to receive approvals from, the relevant state authorities or holders of Company Shares, and the Purchaser might be unable to accept for payment or pay for Company Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer or the Merger. In that case, we may not be obligated to accept for purchase, or pay for, any Company Shares tendered. See Section 15—"Conditions of the Offer."

        United States Antitrust Compliance.    Under the HSR Act, and the related rules and regulations that have been issued by the Federal Trade Commission (the "FTC"), certain acquisition transactions may not be consummated until certain information and documentary material has been furnished for review by the FTC and the Antitrust Division of the Department of Justice (the "Antitrust Division") and certain waiting period requirements have been satisfied. These requirements apply to Purchaser's acquisition of the Company Shares in the Offer and the Merger.

        Under the HSR Act, the purchase of Company Shares in the Offer may not be completed until the expiration of a fifteen (15) calendar day waiting period, which begins when Parent has filed a Premerger Notification and Report Form under the HSR Act with the FTC and the Antitrust Division, unless the FTC and Antitrust Division grant early termination of such waiting period. If the fifteen (15) calendar day waiting period expires on a federal holiday or weekend day, the waiting period is automatically extended until 11:59 p.m. the next business day. The Company must file a Premerger Notification and Report Form ten days after Parent files its Premerger Notification and Report Form. Parent and the Company expect to file a Premerger Notification and Report Form under the HSR Act with the FTC and Antitrust Division in connection with the purchase of Company Shares in the Offer and the Merger on October 28, 2013. If such filing is made on October 28, 2013, the required waiting period with respect to the Offer and the Merger will expire at 11:59 p.m., New York City time, on or about November 12, 2013, unless the FTC and Antitrust Division grant early termination of the waiting period, or Parent receives a request for additional information or documentary material prior to that time. If within the fifteen (15) calendar day waiting period either the FTC or the Antitrust Division requests additional information or documentary material from Parent, the waiting period with respect to the Offer and the Merger would be extended for an additional period of ten (10) calendar days following the date of Parent's substantial compliance with that request. Only one (1) extension of the waiting period pursuant to a request for additional information is authorized by the HSR Act rules. After that time, the waiting period may be extended only by court order. The FTC or the Antitrust Division may terminate the additional ten (10) calendar day waiting period before its expiration. In practice, complying with a request for additional information and documentary material can take a significant period of time.

        The FTC and the Antitrust Division may scrutinize the legality under the antitrust laws of proposed transactions such as Purchaser's acquisition of Company Shares in the Offer and the Merger. At any time before or after the purchase of Company Shares by Purchaser, the FTC or the Antitrust Division could take any action under the antitrust laws that it either considers necessary or desirable in the public interest, including seeking to enjoin the purchase of Company Shares in the Offer and the

Merger, the divestiture of Company Shares purchased in the Offer or the divestiture of substantial assets of Parent, the Company or any of their respective subsidiaries or affiliates. Private parties as well as state attorneys general also may bring legal actions under the antitrust laws under certain circumstances.

17.   Fees and Expenses.

        Georgeson Securities Corporation ("GSC") is acting as Dealer Manager in connection with the Offer, for which services GSC will receive customary compensation. Parent and Purchaser have agreed to reimburse GSC for reasonable costs and expenses incurred in connection with GSC's engagement, and to indemnify GSC and certain related parties against specified liabilities. In the ordinary course of GSC's businesses, GSC and its affiliates may actively trade or hold securities of Parent and the Company for the accounts of customers and, accordingly, GSC or its affiliates may at any time hold long or short positions in these securities or loans.

        We have retained Georgeson Inc. to act as the Information Agent and American Stock Transfer & Trust Company, LLC to act as the depositary in connection with the Offer and the Merger. The Information Agent may contact holders of Company Shares by mail, telephone, telex, telegraph and personal interviews and may request brokers, dealers, banks, trust companies and other nominees to forward materials relating to the Offer to beneficial owners. The Information Agent and the Depositary each will receive reasonable and customary compensation for their respective services and will be reimbursed for certain reasonable out-of-pocket expenses.

        We will not pay any fees or commissions to any broker or dealer or any other person (other than the Information Agent and the Depositary) for soliciting tenders of Company Shares pursuant to the Offer. Brokers, dealers, banks, trust companies and other nominees will, upon request, be reimbursed by us for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers.

18.   Miscellaneous.

        The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Company Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. We may, in our sole discretion, take such action as we may deem necessary to make the Offer in any such jurisdiction and extend the Offer to holders of Company Shares in such jurisdiction. In those jurisdictions where applicable laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser by the Dealer Manager or one (1) or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Purchaser.

        No person has been authorized to give any information or to make any representation on behalf of Parent or Purchaser not contained herein or in the Letter of Transmittal, and, if given or made, such information or representation must not be relied upon as having been authorized. No broker, dealer, bank, trust company, fiduciary or other person will be deemed to be the agent of Purchaser, the Depositary, the Dealer Manager or the Information Agent for the purpose of the Offer.

        Purchaser has filed with the SEC a Tender Offer Statement on Schedule TO pursuant to Rule 14d-3 of the Exchange Act, together with exhibits furnishing certain additional information with respect to the Offer, and may file amendments thereto. In addition, the Company has filed with the SEC a Schedule 14D-9, together with exhibits, pursuant to Rule 14d-9 under the Exchange Act, setting forth the recommendation of the Company Board with respect to the Offer and the reasons for such recommendation and furnishing certain additional related information. A copy of such documents, and any amendments thereto, may be examined at, and copies may be obtained from, the SEC in the manner set forth in Section 7—"Certain Information Concerning the Company" above.

        PETT Acquisition Corp.

  October 28, 2013

 SCHEDULE I

DIRECTORS AND EXECUTIVE OFFICERS OF
PARENT AND PURCHASER

        1.    Directors and Executive Officers of Parent.    The following table sets forth the name, present principal occupation or employment and past material occupations, positions, offices or employment for at least the past five (5) years for each director and executive officer of Parent. The current business address of each person is One Enterprise, Aliso Viejo, California 92656. The telephone number of each person is (949) 380-6100. Each such person is a citizen of the United States of America.

DIRECTORS

Name and Address	Present Principal Occupation or Employment, Material Positions Held During the Last Five (5) Years
James J. Peterson	Microsemi Board member since 2000 President and Chief Executive Officer since 2000; Director of STEC, Inc., a storage solutions technology company based in Santa Ana, California, from 2003 to 2009.
Dennis R. Leibel
Microsemi Board member since 2002
Chairman of the Board since July 2004; A retired financial and legal executive, private investor and consultant; Director of Commerce Energy Group, Inc., an electricity and natural gas marketing company based in Costa Mesa, California, from 2005 to 2008; Director of DPAC Technologies Corp., a device networking company based in Hudson, Ohio, from 2006 to 2011.
Thomas R. Anderson
Microsemi Board member since 2002
A retired executive and private investor; Former Vice President and Chief Financial Officer of QLogic Corporation, a storage networking technology supplier based in Aliso Viejo, California, from 1993 to 2002.
William E. Bendush
Microsemi Board member since 2003
A retired executive and private investor; Former Senior Vice President and Chief Financial Officer of Applied Micro Circuits Corporation, an information technology products supplier based in Sunnyvale, California, from 1999 to 2003; Director of Conexant Systems, Inc., a fabless semiconductor company based in Newport Beach, California, from 2008 to 2011; Director of Cohu, Inc., an equipment manufacturer for the semiconductor industry based in Poway, California, since 2011.
Paul F. Folino
Microsemi Board member since 2004
Executive Chairman of the Board of Emulex Corporation, an information technology products manufacturer based in Irvine, California, from 2006 to 2011 and a Director of Emulex since 1993; Chairman of the Board of Emulex Corporation from 2002 to 2006; Chief Executive Officer of Emulex Corporation from 1993 to 2006; Director of CoreLogic, Inc., a provider of consumer, financial and property information, analytics and services to business and government based in Irvine, California, since 2011; Director of Lantronix, Inc., a provider of smart machine-to-machine connectivity solutions based in Irvine California, since 2012.

Name and Address	Present Principal Occupation or Employment, Material Positions Held During the Last Five (5) Years
William L. Healey	Microsemi Board member since 2003
Consultant and private investor; Former President and Chief Executive Officer of Cal Quality Electronics, Inc., an electronics manufacturer based in Santa Ana, California, from 2002 to 2005; Director of Sypris Solutions, Inc., a provider of technology-based outsourced services and specialty products based in Louisville, Kentucky, since 1997; Director of Pro-Dex, Inc., a motion control and rotary drive systems manufacturer based in Irvine, California, from 2007 to 2013 and its Chairman of the Board from 2010 to 2013.
Matthew E. Massengill
Microsemi Board member since 2006
Former Chairman of the Board of Western Digital Corporation, a computer storage technology provider based in Lake Forest, California, from 2001 to 2007; Executive Chairman of the Board of Western Digital Corporation from 2005 to 2007; Chief Executive Officer of Western Digital Corporation from 2000 to 2005; President of Western Digital Corporation from 2000 to 2002; Director of Western Digital Corporation since 2000; Director of ViewSonic Corporation, a global provider of display products based in Walnut, California, from 2003 to 2008; Director of Conexant Systems, Inc., a fabless semiconductor company based in Newport Beach, California, from 2008 to 2011; Director of GT Solar International, Inc., a supplier of materials for solar cell and panel manufacturing based in Merrimack, New Hampshire, since 2008 and its Chairman of the Board since 2010.
James V. Mazzo
Microsemi Board member since 2012
Operating Partner at Versant Ventures, Inc. since 2013; Senior Vice President, Abbott Medical Optics, a medical optic technologies company based in Santa Ana, California, since 2009; Chief Executive Officer of Advanced Medical Optics, Inc. from its 2002 spin-off from Allergan Inc. until its 2009 sale to Abbott, and its President from 2002 to 2007, and served on its Board of Directors from 2001 to 2009 and as its Chairman of the Board from 2006 to 2009; Chairman of the Advanced Medical Technology Association (AdvaMed) from 2010 to 2012; Director of Beckman Coulter, Inc., a manufacturer of biomedical testing equipment, from 2007 to 2009.

 OFFICERS

Name and Address	Present Principal Occupation or Employment, Material Positions Held During the Last Five (5) Years
James J. Peterson	President and Chief Executive Officer since 2000; Director of STEC, Inc., a storage solutions technology company based in Santa Ana, California, from 2003 to 2009. Officer of Microsemi since 2000.
John W. Hohener
Executive Vice President, Chief Financial Officer and Secretary since 2009; Vice President, Chief Financial Officer and Secretary since 2008; Vice President of Finance, Treasurer and Chief Accounting Officer since 2007.
Officer of Microsemi since 2006.
Ralph Brandi	Executive Vice President, Chief Operating Officer since 2002. Officer of Microsemi since 2000.
Steven G. Litchfield	Executive Vice President, Chief Strategy Officer since 2009; Executive Vice President—Analog Mixed Signal Group from 2006 to 2009. Officer of Microsemi since 2003.
David Goren	Senior Vice President Business Affairs, Legal and Compliance since 2012; Vice President, Legal since 2007; General Counsel, PowerDsine, Ltd. (acquired by Microsemi), from 2002 to 2007.
Paul Pickle
Executive Vice President, Integrated Circuits Group since 2012; Senior Vice President and General Manager, Analog and SoC Products, from 2011 to 2012; Vice President and General Manager, Analog Mixed Signal Products Group, from 2009 to 2011; Vice President, Worldwide Applications Engineering, from 2004 to 2009.

        2.    Directors and Executive Officers of Purchaser.    The following table sets forth the name, present principal occupation or employment and material occupations, positions, offices or employment for at least the past five (5) years for each director and executive officer of Purchaser. The current business address of each person is One Enterprise, Aliso Viejo, California 92656. The telephone number of each person is (949) 380-6100. Each such person is a citizen of the United States of America.

Name and Address	Present Principal Occupation or Employment, Material Positions Held During the Last Five (5) Years
James J. Peterson	President and Chief Executive Officer of Microsemi since 2000; Director of STEC, Inc., a storage solutions technology company based in Santa Ana, California, from 2003 to 2009.
Officer of Microsemi since 2000.
John W. Hohener	Executive Vice President, Chief Financial Officer and Secretary of Microsemi since 2009; Vice President, Chief Financial Officer and Secretary of Microsemi since 2008; Vice President of Finance, Treasurer and Chief Accounting Officer of Microsemi since 2007.
Officer of Microsemi since 2006.

        Manually signed facsimiles of the Letter of Transmittal, properly completed, will be accepted. The Letter of Transmittal and certificates evidencing Company Shares and any other required documents should be sent or delivered by each stockholder or its, his or her broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below.

The Depositary for the Offer is:

American Stock Transfer & Trust Company, LLC

If delivering by mail: American Stock Transfer & Trust Company, LLC Attn: Reorganization Department 6201 15th Avenue Brooklyn, NY 11219	If delivering by overnight delivery: American Stock Transfer & Trust Company, LLC Attn: Reorganization Department 6201 15th Avenue Brooklyn, NY 11219

        Questions or requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective telephone numbers and addresses set forth below. Questions or requests for assistance or additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may also be obtained from the Information Agent or the Dealer Manager. Stockholders may also contact their broker, dealer, commercial bank or trust company for assistance concerning the Offer.

The Information Agent for the Offer is:

480 Washington Blvd., 26th Floor
Jersey City, NJ 07310
 TOLL FREE: (800) 261-1047

The Dealer Manager for the Offer is:

480 Washington Boulevard, 26th Floor
Jersey City, NJ 07310
Please Call: (201) 222-4241

QuickLinks

  Exhibit (a)(1)(A)
Offer To Purchase For Cash All Outstanding Shares of Common Stock of Symmetricom, Inc. at $7.18 NET PER SHARE by PETT Acquisition Corp. a wholly owned subsidiary of Microsemi Corporation
IMPORTANT
SUMMARY TERM SHEET
INTRODUCTION
THE TENDER OFFER
SCHEDULE I DIRECTORS AND EXECUTIVE OFFICERS OF PARENT AND PURCHASER
DIRECTORS
OFFICERS
The Depositary for the Offer is: American Stock Transfer & Trust Company, LLC
The Information Agent for the Offer is
The Dealer Manager for the Offer is